ASSET PURCHASE AGREEMENT

BY AND AMONG

SMITH MICRO SOFTWARE, INC.;

IS ACQUISITION SUB, INC.;

INSIGNIA SOLUTIONS PLC; AND

VARIOUS SUBSIDIARIES OF INSIGNIA SOLUTIONS PLC
Dated as of February 11, 2007

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of February 11, 2007, by and among:

(A) SMITH MICRO SOFTWARE, INC., a company incorporated in Delaware (“Purchaser”);

(B) IS Acquisition Sub, Inc., a company incorporated in Delaware and a wholly-owned subsidiary of Purchaser (the “Acquisition Sub”): (Purchaser and the Acquisition Sub being collectively referred to herein as the “Purchasing Parties”);

(C) INSIGNIA SOLUTIONS plc, a company incorporated under the laws of England and Wales (company no. 1961960) (“Seller”); and

(D) the subsidiaries of Seller as set forth on Schedule 1 hereto, each of which shall be a signatory to this Agreement (such subsidiaries and Seller collectively referred to herein as the “Selling Parties”, and each a “Selling Party”).

The capitalized terms used in this Agreement are defined in Exhibit A hereto, unless otherwise defined herein.

RECITALS

WHEREAS, the Selling Parties are engaged in, among other things, providing device management and over-the-air repair capabilities to mobile operators and terminal manufacturers (the “Business”); and

WHEREAS, the Purchasing Parties desire to purchase from the Selling Parties, and the Selling Parties desire to sell to the Purchasing Parties, all of the assets of the Selling Parties used in the Business, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE TRANSACTION AGREEMENT

1.1 Purchased Assets.  Subject to the terms and conditions of this Agreement, the Selling Parties shall sell, transfer, convey, assign and deliver to the Purchasing Parties, and the Purchasing Parties shall purchase from the Selling Parties, all of their respective right, title and interest in, to and under the following (collectively, the “Purchased Assets”):

(a) Receivables. All accounts and notes receivable, negotiable instruments and chattel papers of the Selling Parties (the “Receivables”), including the Receivables listed on Schedule 1.1(a), to the extent such Receivables have not been paid prior to the Closing;

(b) Inventory. All inventory of products and components, wherever located and whether held by a Selling Party or an Affiliate or third parties, including all raw materials, work in process, samples, packaging, supplies, service parts, purchased parts and goods and the finished goods listed on Schedule 1.1(b) owned by the Selling Parties or their Affiliates as of the Closing Date (collectively, the “Inventory”), and any and all rights to market and sell all such Inventory;

(c) Machinery and Equipment. All machinery and equipment owned by any of the Selling Parties or their Affiliates and rights in, to and under all leases related to machinery and equipment to which any Selling Party or Affiliate is a party (collectively, the “Machinery and Equipment”), including the Machinery and Equipment listed on Schedule 1.1(c);

(d) Owned and Leased Vehicles. All vehicles owned by any of the Selling Parties or their Affiliates and all rights in, to and under vehicle leases to which any Selling Party or Affiliate is a party (collectively, the “Owned and Leased Vehicles”), including the Owned and Leased Vehicles listed on Schedule 1.1(d);

(e) Personal Property. All personal property, office furnishings and furniture, decorations, supplies and other tangible personal property owned by any of the Selling Parties or their Affiliates (the “Personal Property”), including the Personal Property listed on Schedule 1.1(e).

(f) Leased Real Property. All rights in, to and under the real estate leases listed on Schedule 1.1(f) (the “Real Property Leases”), together with all of the Selling Parties’ and their Affiliates’ right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon (the “Leased Real Property”);

(g) Leased Personal Property. All rights in, to and under leases of personal property to which any of the Selling Parties or their Affiliates is a party (the “Personal Property Leases”), including the Personal Property Leases listed on Schedule 1.1(g);

(h) Intellectual Property. All Seller Intellectual Property, including the Seller Intellectual Property listed on Schedule 1.1(h);

(i) Deposits and Advances. All performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges (the “Deposits and Advances”), including the Deposits and Advances listed on Schedule 1.1(i);

(j) Rebates and Credits. All rights in, to and under claims for refunds, rebates or other discounts due from suppliers or vendors and rights to offset in respect thereof (the “Rebates and Credits”), including those Rebates and Credits listed on Schedule 1.1(j);

(k) Seller Contracts. All rights in, to and under any and all Contracts to which Seller or any of its Subsidiaries is a party or may be bound or receive benefits or receive and/or grant rights in and/or to the Seller Intellectual Property or by which the Purchased Assets or Assumed Liabilities may be affected (collectively, “Seller Contracts”), including those Seller Contracts listed on Schedule 1.1(k)(i); provided, however, that the Seller Contracts listed on Schedule 1.1(k)(ii) shall not be Purchased Assets;

(l) Governmental Approvals. All Governmental Approvals (and pending applications therefor), including the Governmental Approvals listed on Schedule 1.1(l);

(m) Claims. All claims, choses-in-action, rights in action, rights to tender claims or demands to any of the Selling Parties’ insurance companies, rights to any insurance proceeds, and other similar claims, including those listed on Schedule 1.1(m);

(n) Books and Records. All books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents, records and documentation thereof related to any of the Purchased Assets or the Assumed Liabilities, or used in the conduct of the Business, on whatever medium (the “Books and Records”);

(o) Cash. All cash, cash equivalents and marketable securities;

(p) Other Assets. All other assets, properties, rights and claims related to the operations or conduct of the Business or which arise in or from the conduct thereof; and

(q) Goodwill. All goodwill of the Selling Parties of every kind and description pertaining to or used in the Business which will be acquired by the Purchasing Parties at the Closing, together with the exclusive right to represent themselves as carrying on the Business in succession to the Selling Parties.

1.2 Excluded Assets. Notwithstanding Section 1.1, the following assets of Seller (the “Excluded Assets”) shall not be included in the Purchased Assets:

(a) Certain Debt. Any intercompany or intracompany receivable cash balances owed to any of the Selling Parties;

(b) Seller Corporate Documents. Seals, certificates of organization, minute books or other similar records related to the organization of the Selling Parties;

(c) Employee Benefit Contracts. Seller Employee Plans and contracts of insurance for employee group medical, dental and life insurance plans;

(d) Insurance Policies. All insurance policies and all refunds for unearned premiums;

(e) Records. All personnel, financial, Tax and accounting records and other records that the Selling Parties are required by law to retain in their possession; and

(f) Tax Refunds. All refunds or rights of recovery relating to Taxes of Seller.

1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Selling Parties shall assign, and the Purchasing Parties shall assume only the Assumed Liabilities. Thereafter, the Purchasing Parties shall pay and discharge all such Assumed Liabilities as and when such Assumed Liabilities become due and owing. For the purposes of this Agreement, the “Assumed Liabilities” shall mean those Liabilities and payment obligations of the Selling Parties which shall be designated by the Selling Parties prior to Closing, in an amount not to exceed $2,575,000 in eventual payments or net increase in balance sheet accruals (determined in accordance with GAAP as of the Closing Date) by the Purchasing Parties; provided that (i) deferred revenue obligations of the Selling Parties assumed by the Purchasing Parties shall not count towards such dollar limit on Assumed Liabilities and (ii) the amount of Assumed Liabilities shall include the value of accrued vacation time that is credited to Employees who are hired by any of the Purchasing Parties at Closing and that is not paid by the Selling Parties. Notwithstanding the foregoing, the Purchasing Parties shall not, without the prior written consent of Purchaser, assume liability or payment obligations for any Taxes (other than employment-related Taxes, but excluding any interest, fines, penalties or additions thereon) or all or any portion of the Liability described in Section 1.4(p). If the Selling Parties shall be required to pay any amounts included in Assumed Liabilities, then the Purchasing Parties shall reimburse the Selling Parties thereofor, subject to potential offset for any amounts owing to the Purchasing Parties by the Selling Parties.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, the Purchasing Parties shall not assume and shall not be liable or responsible for any Liability of the Selling Parties or any Affiliate of Seller (collectively, the “Excluded Liabilities”). Without limiting the foregoing, except for the Assumed Liabilities, Purchaser shall not be obligated to assume, and does not assume, and hereby disclaims any of the following Liabilities of the Selling Parties or their Affiliates:

(a) Any Liability for breaches of any Seller Contract prior to the Closing or any Liability for payments or amounts due under any Seller Contract prior to the Closing; except that Liabilities for obligations under Seller Contracts that appear as Liabilities in the Seller Financial Statements, and Liabilities for payment obligations under the Seller Contracts listed on Schedule 1.1(k)(i) arising after the date of the Seller Financial Statements shall, for purposes of this Agreement, be Assumed Liabilities;

(b) Any Liability for contingent liabilities to the extent not fully reflected on the audited balance sheet of Seller as of December 31, 2006;

(c) Any note payable or other Liability payable to any current or former member of Seller’s or any other Selling Party’s board of directors, including any Liability for accrued but unpaid fees payable to such directors;

(d) Any intercompany or intracompany payable owed by any Selling Party to any Selling Party;

(e) Any Liability for Taxes attributable to or imposed upon any Selling Party or Affiliate for any Tax period, or attributable to or imposed upon the Purchased Assets or the Business for the Pre- Closing Tax Period, other than Taxes that are included in the Assumed Liabilities, including any Transfer Taxes;

(f) Any Liability arising from accidents, torts, misconduct, negligence, breach of fiduciary duty, violation of applicable law or statements made or omitted to be made (including libelous or defamatory statements) prior to the Closing, whether or not covered by workers’ compensation or other forms of insurance;

(g) Any Liability arising as a result of any legal or equitable action or judicial or administrative Proceeding initiated at any time, to the extent related to any action or omission prior to the Closing relating to (i) infringement or misappropriation of any Intellectual Property Rights or any other rights of any Person (including any right of privacy or publicity); (ii) breach of product warranties to the extent not reserved against in the Seller Financial Statements; (iii) injury, death, property damage or other losses arising with respect to or caused by Seller Products or the manufacturer or design thereof; or (iv) violations of any Legal Requirements (including federal and state securities laws);

(h) Any Liability arising out of any Seller Employee Plans or any contract of insurance for employee group medical, dental or life insurance plans;

(i) Any Liability for making payments of any kind to current or former Employees (including as a result of the Transaction, the termination of an employee by a Selling Party, or other claims arising out of the terms of employment with a Selling Party) of the Selling Parties or with respect to payroll taxes relating to employees of the Selling Parties;

(j) Any Liability incurred to any third party in connection with the making or performance of this Agreement and the Transaction;

(k) Any Liability to third parties for expenses and fees incurred by the Selling Parties incidental to the preparation of the Transaction Documents, preparation or delivery of materials or information requested by Purchaser, and the consummation of the Transaction, including all broker, investment banker, financial advisor, counsel and accounting fees;

(l) Any Liability for the violation of any Legal Requirement applicable to the Selling Parties, the Purchased Assets or the Assumed Liabilities prior to the Closing;

(m) Other than any portion thereof specifically included in the Assumed Liabilities under Section 1.3, any Liability to any of the Selling Parties’ shareholders, members, or other equity holders;

(n) Any Liability with respect to options to purchase securities of, or interests in, any Selling Party or Affiliate;

(o) Any Liability arising out of that certain Stock Purchase and Sale Agreement by and among the Seller, Kenora Ltd., the Shareholders of Kenora Ltd., Korrogo-Technologies Ltd., and mi4e Device Management AB, other than Liabilities arising pursuant to Section 1.5 thereof;

(p) Any Liability relating to the judgment against Insignia France held by Mr. Groff; and

(q) Any costs or expenses associated with any Contracts not assumed by the Purchasing Parties hereunder.

1.5 Non-Assignable Assets.

(a) Notwithstanding the foregoing, if any Seller Contract or other Purchased Asset is not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, a “Required Consent”), either as a result of the provisions thereof or applicable Legal Requirements, and any such Required Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset, and the Purchasing Parties or their designee(s) shall not assume the Selling Parties’ rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets). Instead, without limiting the Selling Parties’ obligations under Section 6.7 or the Purchasing Parties’ rights under Section 9.1, each of the parties hereto shall use commercially reasonable efforts to obtain all such Required Consents as soon as reasonably practicable after the Closing Date and thereafter the Selling Parties shall assign to Purchaser or its designee such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement.

(b) After the Closing and subject to payment of the Purchase Price by Purchaser pursuant to Section 2.1, the Selling Parties shall cooperate with the Purchasing Parties in any reasonable arrangement designed to provide the Purchasing Parties or their designee(s) with all of the benefits of the Non-Assignable Assets after the Closing as if the appropriate Required Consents had been obtained, including by granting subleases or other rights and establishing arrangements whereby the Purchasing Parties or their designee(s) shall undertake the work necessary to perform under the Seller Contracts.

ARTICLE 2

CONSIDERATION FOR TRANSFER

2.1 Purchase Price. As full consideration for the sale, assignment, transfer and delivery of the Purchased Assets by the Selling Parties to the Purchaser Parties, Purchaser shall deliver to Seller, acting on its own behalf and on behalf of the Selling Parties, consideration of Sixteen Million Dollars (US$16,000,000) (the “Purchase Price”), payable in the following manner:

(a) Purchaser shall deliver to Seller for the account of the Selling Parties by wire transfer of immediately available funds, funds equal to Thirteen Million dollars (U.S.) (US$13,000,000), less any principal amount in excess of $1,500,000 payable by the Selling Parties under the Promissory Note initially delivered to Seller on December 22, 2006;

(b) Purchaser shall discharge and forgive the liabilities of Seller or its Subsidiaries to Purchaser pursuant to the Promissory Note initially delivered to Seller on December 22, 2006; and

(c) One Million Five Hundred Thousand Dollars ($1,500,000) (the “Holdback Amount”) shall be payable by Purchaser subject to and in accordance with Section 2.2.

2.2 Holdback Amount. As security for the Seller Indemnification Obligations, at the Closing, Purchaser shall retain from the Purchase Price an amount of cash equal to the Holdback Amount. On the 12-month anniversary of the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter) (the “Holdback Due Date”), Purchaser shall deliver the Holdback Amount to the Seller; provided, however, that Purchaser may withhold from such delivery (i) any amounts applied in satisfaction of the Seller Indemnification Obligations and (ii) any amounts then in dispute related to Seller Indemnification Obligations.

2.3 Withholding. Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Selling Party such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are properly deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE 3

CLOSING AND CLOSING DELIVERIES

3.1 Closing; Time and Place. The closing of the Transaction (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 555 West Fifth Street, Suite 3500 Los Angeles, California at 10:00 A.M. Pacific time on the third Business Day after the day on which all of the conditions to closing set forth in Article 9 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).

3.2 Deliveries by Selling Parties. At the Closing, the Selling Parties shall (i) take all steps necessary to place Purchaser in actual possession and operating control of the Purchased Assets and (ii) deliver each of the following items, duly executed and delivered by the applicable Selling Party or Selling Parties, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:

(a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit B (the “General Assignment and Bill of Sale”);

(b) Assignment and Assumption Agreement[s]. One or more Assignment and Assumption Agreements between various Seller and Insignia Subsidiaries and various of the Purchasing Parties covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit C (“Assignment and Assumption Agreement”);

(c) Intellectual Property Assignment. Any and all documents necessary to properly assign and record the assignment to the Purchasing Parties all of the Selling Parties’ right, title and interest in and to all of the Seller Intellectual Property, including an Intellectual Property Assignment Agreement (the “IP Assignment”) substantially in the form of Exhibit D hereto, for all of the Seller Intellectual Property, including the Seller Intellectual Property listed on Schedule 4.12(a);

(d) Transition Services Agreement. A transition services agreement, substantially in the form attached hereto as Exhibit E (the “Transition Services Agreement”), obligating the Selling Parties and the Purchaser to provide certain transition services to each other after the Closing;

(e) Offer Letter. An Offer Letter, in a form reasonably acceptable to Purchaser (the “Offer Letter”), shall be executed and delivered by Mark McMillan;

(f) Other Conveyance Instruments. Such other specific instruments of sale, transfer, conveyance and assignment as Purchaser may reasonably request;

(g) Books and Records. The Books and Records;

(h) Seller Contracts. Originals of all Seller Contracts, to the extent such originals are in the possession of Seller or any Insignia Subsidiary;

(i) Assignment of Seller Contracts. Assignments to Purchaser or its Affiliates of the Seller Contracts;

(j) Assignment of Leases. Assignments of all Real Property Leases and Personal Property Leases;

(k) Payoff and Release Letters. Payoff and release letters agreeing to release all Liens against the Business or any of the Purchased Assets in form and substance reasonably satisfactory to Purchaser;

(l) Certificate of Representations and Warranties and Board of Directors Approval. A Certificate executed on behalf of Seller by (i) an executive officer of Seller, certifying as to the matters in Section 9.1(a) and (ii) its Corporate Secretary that the board of directors of Seller has approved this Agreement and the Transaction in accordance with Section 9.1(e) and attaching all resolutions of the board of directors pertaining to the Transaction;

(m) Financial Statements. A copy of Seller’s audited financial statements as of and for the year ended December 31, 2006;

(n) Certificates of Good Standing. A certificate from each of the jurisdictions in the United States in which each of the Selling Parties is organized, certifying to that Entity’s good standing and qualification to do business in that jurisdiction and to such Entity’s payment of all applicable franchise Taxes, as of a date no earlier than two (2) Business Days prior to the Closing Date;

(o) Opinion of Counsel. Purchaser shall have received from Fenwick & West LLP, counsel for Seller, an opinion in the form set forth in Exhibit H attached hereto, which shall be addressed to Purchaser, dated as of the Closing Date;

(p) FIRPTA Certificate. From Insignia Solutions, Inc., a Delaware corporation, a certificate issued pursuant to and in compliance with Treasury Regulation Section 1.1445-2(b)(2), certifying that the Selling Party is not a foreign person; and

(q) Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise reasonably necessary or appropriate to transfer the Purchased Assets in accordance with the terms hereof and consummate the Transaction, and to vest in Purchaser and its successors and assigns full, complete, absolute, legal and equitable title to the Purchased Assets, free and clear of all Encumbrances.

3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following items, duly executed by Purchaser as applicable, all of which shall be in a form and substance reasonably acceptable to Seller and Seller’s counsel:

(a) Wire Transfer. A wire transfer of immediately available funds, to an account of Seller designated by Seller in writing to Purchaser at least two Business Days prior to the date of such transfer, in the amount provided in Section 2.1(a);

(b) Certificate of Representations and Warranties. A Certificate executed on behalf of Purchaser by its Chief Executive Officer, certifying the matters in Section 9.2(a); and

(c) Assignment and Assumption Agreement[s]. Fully executed copies of the Assignment and Assumption Agreement[s].

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Except as specifically set forth on Schedule 4 (the “Seller Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 4, and which disclosure schedule shall qualify such referenced section and which shall also qualify any other representation and warranty to the extent the relevance of such disclosure to other representations and warranties is clearly apparent from the actual text of the disclosed exception), Seller hereby represents and warrants (without limiting any other representations or warranties made by any of the Selling Parties in this Agreement or any other Transaction Document) to Purchaser as follows:

4.1 Organization, Good Standing, Qualification. Each Selling Party is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as now proposed to be conducted. Each Selling Party is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 4.1(a) and in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a Seller Material Adverse Effect. The copies of organizational documents (including charter, articles of association and bylaws) of each of the Selling Parties (the “Seller Organizational Documents”), each as amended to date, and previously delivered to Purchaser’s counsel, are complete and correct, and no amendments thereto are pending. No Selling Party has violated its applicable Seller Organizational Documents in any respect material to the Transaction. Schedule 4.1(b) lists every state or foreign jurisdiction in which each of the Selling Parties has facilities, maintains an office or has an Employee. None of the Selling Parties nor any of their predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name.

4.2 Authority of Selling Parties.

(a) Each of the Selling Parties (to the extent a signatory) has full right, power and authority to enter into this Agreement and any other agreements, certificates or documents contemplated thereby or hereby (collectively, the “Related Agreements”, and together with the Agreement, the “Transaction Documents”) and to consummate the Transaction. The execution, delivery and performance of the Transaction Documents by each of the Selling Parties has been duly authorized by all necessary action of such Selling Party, and no other action on the part of such Selling Party is required in connection therewith. The Transaction Documents constitute, or will when executed and delivered by such Selling Party constitute, valid and binding obligations of such Selling Party, enforceable in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) Except as set forth on Schedule 4.2(b), no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any court, administrative agency or commission or other international, federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Selling Parties or any of their Subsidiaries in connection with the execution and delivery of this Agreement and the Transaction Documents to which such Selling Party is a party or the consummation of the Transaction.

(c) Schedule 4.2(c) contains a complete and accurate list of all Required Consents. Except as set forth on Schedule 4.2(c), the execution, delivery and performance by each Selling Party of the Agreement and the Transaction Documents to which such Selling Party is a party, and the consummation of the Transaction, do not and will not conflict with or violate or result in the violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or result in the imposition or creation of any Lien upon any of the properties or assets (tangible or intangible) under (i) any provision of the charter, by-laws and any other applicable Seller Organizational Document (as amended to date), (ii) any Laws, order, writ, judgment, injunction, decree, determination or arbitration award binding upon or applicable to any Selling Party, and (iii) any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, whether written or oral, to which any Selling Party is a party or is bound, or result in the creation or imposition of any Lien on any of the assets or the property of such Selling Party. Except as set forth on Schedule 4.2(c), the execution, delivery and performance by each Selling Party of the Agreement and the Transaction Documents to which such Selling Party is a party, and the consummation of the Transaction do not and will not cause such Selling Party or Purchaser to become subject to, or to become liable for the payment of, any Transfer Taxes (other than Transfer Taxes that would not be Assumed Liabilities).

4.3 Subsidiaries. Except for the Entities set forth in Schedule 4.3(a) (the “Insignia Subsidiaries”) and the Joint Venture Interest set forth in Schedule 4.3(b), none of the Selling Parties owns, directly or indirectly, any capital stock of or any other equity interest in, or controls, directly or indirectly, any other Person, and none of the Selling Parties are or have otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Except as specifically indicated in Schedule 4.3(c), none of the Insignia Subsidiaries is material to Seller’s business, operations or financial condition. Each Insignia Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Insignia Subsidiary has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as now proposed to be conducted. Each Insignia Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 4.3(d) and in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a Seller Material Adverse Effect.

4.4 Capitalization.

(a) All of the outstanding capital stock of, or other ownership interest in, each Insignia Subsidiary, is owned by Seller, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of any Insignia Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Insignia Subsidiary or (ii) options or other rights to acquire from any Insignia Subsidiary, or obligation on the part of any Insignia Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Insignia Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of any Insignia Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding share capital of each Insignia Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable, have been issued in full compliance with all applicable securities laws and other applicable Laws, and are free and clear of all Encumbrances.

(b) There is no (i) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any securities or ownership interest in any of the Insignia Subsidiaries or any agreement to create any such obligation; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of any Insignia Subsidiary; (iii)  contract under which any Insignia Subsidiary is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; or (iv) shareholder agreement, voting trust or other agreement, arrangement or understanding that may affect the exercise of voting or any other rights with respect to the capital stock or ownership interest in any Insignia Subsidiary. There are no declared or accrued but unpaid dividends with respect to any shares of capital stock of any Insignia Subsidiary.

(c) No Seller Options or warrants issued by Seller or any other Selling Party (the “Seller Warrants”) will constitute Assumed Liabilities; following the Closing Purchaser shall have no Liabilities under the Seller Option Plans.

4.5 Seller Financial Statements and Internal Controls.

(a) Since January 1, 2003, Seller has filed with the Securities and Exchange Commission (the “SEC”) all material forms, registration statements, prospectuses, reports, schedules and documents (including all exhibits, post-effective amendments and supplements thereto) (the “Seller SEC Documents”) required to be filed by it under each of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the Securities Act and/or the Exchange Act and the Sarbanes-Oxley Act (“SOX”) and the rules and regulations thereunder. As of their respective dates (taking into account any amendments or supplements filed prior to the date hereof), the Seller SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the principal executive officer and principal financial officer of Seller (or each former principal executive officer of Seller and each former principal financial officer of Seller, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Seller SEC Documents, and the statements contained in such certifications are true and correct. For purposes of this Section 4.5(b), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Seller nor any Insignia Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(c) The consolidated financial statements of Seller included in the Seller SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles effective in the United States (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or the applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Seller and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). The books and records of Seller and the Insignia Subsidiaries are maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) The consolidated financial statements of Seller as of and for the year ended December 31, 2006 (collectively, the “Seller Financial Statements”, and the balance sheet included therein at December 31, 2006 being the “Seller Balance Sheet” and December 31, 2006 being the “Balance Sheet Date”) will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP and will fairly present the consolidated financial position of Seller and its consolidated subsidiaries as of the Balance Sheet Date and the consolidated results of their operations and cash flows for the period then ended.

(e) Neither Seller nor any Insignia Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Seller and any Insignia Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Seller or any Insignia Subsidiary in Seller’s or such Insignia Subsidiary’s published financial statements or other of the Seller SEC Documents.

(f) Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) Except as otherwise disclosed in the Seller SEC Documents, since December 31, 2004, Seller has not received from its independent auditors any oral or written notification of a (x) ”reportable condition” or (y) ”material weakness” in Seller’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(h) To Seller’s Knowledge, no current or former Employee has provided information to any Governmental Entity regarding the commission of any crime or the violation of any Law applicable to Seller, any Insignia Subsidiary or any part of their respective operations.

(i) During the periods covered by Seller Financial Statements, Seller’s external auditor was independent of Seller and its management.

(j) Seller has in place a revenue recognition policy consistent with GAAP.

4.6 Liabilities.

(a) As of the Closing, neither Seller nor any Insignia Subsidiary will have (i) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in Seller Financial Statements in accordance with GAAP), that has not (A) been reflected or reserved against in the Seller Balance Sheet or (B) arisen in the ordinary course of Seller’s business consistent with past practices since the Balance Sheet Date, other than Excluded Liabilities not assumed by any Purchasing Party pursuant to this Agreement or by operation of law, or (ii) any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(b) Schedule 4.6(b) sets forth an accurate and complete breakdown of (i) the aging of the accounts payable of Seller and its Subsidiaries as of December 31, 2006; (ii) any customer deposits or other deposits held by Seller and its Subsidiaries as of the date hereof; and (iii) all notes payable and other indebtedness of Seller and its Subsidiaries as of the date hereof.

(c) As of the Closing all accounts payable of Seller and its Subsidiaries as of December 31, 2006 will be reflected on the Seller Financial Statements. All accounts payable of Seller and its Subsidiaries that arose after December 31, 2006 have been recorded on the accounting books and records of Seller. All outstanding accounts payable of Seller and its Subsidiaries represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to Seller or its Subsidiaries.

(d) Neither Seller nor any Insignia Subsidiary has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, or (iv) been convicted of, or pleaded guilty or no contest to, any felony. To the Knowledge of Seller, none of its current officers, directors or Employees has been convicted of, or pleaded guilty or no contest to, any felony.

(e) Neither Seller nor any Insignia Subsidiary is or has been a party to any agreement whereby it has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person (other than Seller or an Insignia Subsidiary).

4.7 Absence of Certain Changes. Except as set forth in Schedule 4.7, since the Balance Sheet Date there has not been, and between the date hereof and the Closing there will not have, occurred or arisen any:

(a) transaction by Seller or any Insignia Subsidiary, except in the ordinary course of business and consistent with past practices;

(b) amendments or changes to any Seller Organizational Document;

(c) capital expenditure or capital commitment by Seller or any Insignia Subsidiary in any amount in excess of $10,000 in any individual case or $25,000 in the aggregate;

(d) payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of Seller or any Insignia Subsidiary), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices ;

(e) destruction of, damage to or loss of any material assets, business or customer of Seller or any Insignia Subsidiary (whether or not covered by insurance);

(f) work stoppage, labor strike or other labor trouble, or any action, suit, claim, labor dispute or grievance relating to any labor, employment and/or safety matter involving Seller or any Insignia Subsidiary, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Seller or any Insignia Subsidiary;

(h) revaluation by Seller or any its Subsidiaries of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable;

(i) (x) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any Seller Shares or Subsidiary Securities, or any direct or indirect redemption, purchase or other acquisition by Seller or any Insignia Subsidiary of any Seller Shares or Subsidiary Securities, other than repurchases of Seller Shares from current and former Employees, consultants or other Persons performing services for Seller pursuant to agreements under which Seller has the option to repurchase such shares at cost upon the termination of employment or other services, (y) any split, combination or reclassification of any Seller Shares, or Subsidiary Securities, or (z) any issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for, any Seller Shares or Subsidiary Securities;

(j) increase in the salary or other compensation payable or to become payable by Seller or any Insignia Subsidiary to any of their officers, directors, Employees, consultants, contractors, or advisors, including the modification of any existing compensation or equity arrangements with such individuals, or the declaration, payment or commitment or obligation of any kind for the payment by Seller or any Insignia Subsidiary of a bonus or other additional salary or compensation to any such Person other than pursuant to arrangements or commitments in effect on the date hereof and set forth in Schedule 4.7(j);

(k) employee terminations and/or layoffs by the Seller and its Subsidiaries; between the Balance Sheet Date and the date of this Agreement Seller and its Subsidiaries have preserved intact and kept available the services of its employees, and during the period from the date of this Agreement to the Closing Seller and its Subsidiaries will use their reasonable best efforts to preserve intact and keep available the services of its employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings or for cause shall not constitute a violation of this clause (k);

(l) (i) grant of any severance or termination pay to any director, officer or Employee, except payments made pursuant to written agreements outstanding on the date hereof and as disclosed in the Seller Disclosure Schedule, (ii) adoption or amendment of any employee benefit plan or severance plan, (iii) entering into any employment contract, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any director or Employee or (iv) increase in the salaries, wage, rates or other compensation of Employees, other than payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in Schedule 4.7(l);

(m) entering into of any Seller Contract (including any strategic alliance, joint development or joint marketing agreement or any loan agreement or instrument), any termination, extension, amendment or modification of the terms of any Seller Contract or any waiver, release or assignment of any material rights or claims thereunder, except in the ordinary course of business and consistent with past practices;

(n) sale, lease, license or other disposition of any of the assets or properties of Seller or any Insignia Subsidiary, or creation of any Lien in such assets or properties, except non-exclusive licenses to customers in the ordinary course of business and consistent with past practices;

(o) loan by Seller or any Insignia Subsidiary to any Person, incurrence by Seller or any Insignia Subsidiary of any indebtedness, guarantee by Seller or any Insignia Subsidiary of any indebtedness, issuance or sale of any debt securities of Seller or any Insignia Subsidiary or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practices;

(p) waiver or release of any right or claim of Seller or any Insignia Subsidiary, including any write-off or other compromise of any account receivable of Seller, except in the ordinary course of business and consistent with past practices;

(q) commencement, or notice or threat of commencement, of any lawsuit or proceeding against or investigation of Seller or any Insignia Subsidiary or their affairs, or commencement or settlement of any litigation by Seller or any Insignia Subsidiary (except for (i) any lawsuit, proceeding or investigation relating to claims arising out of Assumed Liabilities and (ii) any lawsuit, proceeding or investigation arising after the date of this Agreement if it could nor reasonably represent a liability on the part of the Purchaser following the Closing);

(r) (i) transfer or sale by Seller or any Insignia Subsidiary of any rights to Seller Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by Seller in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to Seller Intellectual Property with any Person, (ii) the purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person, or (iii) entering into, or amendment of, any agreement with respect to the development of any Intellectual Property with a third party;

(s) agreement, or modification to any agreement, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of Seller or any Insignia Subsidiary;

(t) event, occurrence, change, effect or condition of any character, which individually or in the aggregate, has had or reasonably could be expected to have a Seller Material Adverse Effect; or

(u) agreement by Seller or any Insignia Subsidiary, or any officer or Employees thereof, to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Purchaser and its representatives regarding the Transaction).

4.8 Accounts Receivable. Schedule 4.8 lists all accounts receivable of Seller and its Subsidiaries as of December 31, 2006, together with an aging schedule indicating a range of days elapsed since being invoiced. All of the accounts receivable of Seller and its Subsidiaries (i) represent bona fide transactions that arose in the ordinary course of business, (ii) are carried at values determined in accordance with GAAP consistently applied and (iii) as of the Closing Date, will be good and collectible in full within 120 days of the Closing Date, except, with respect to clause (iii), to the extent of any reserve for uncollectible accounts receivable set forth on the most recent balance sheet included in the Seller Financial Statements and except such amounts not collected within 120 days of the Closing Date but collected prior to the expiration of the Survival Period. No Person has any Lien on any accounts receivable of Seller or any Insignia Subsidiary, and no request or agreement for deduction or discount has been made with respect to any accounts receivable of Seller or any Insignia Subsidiary.

4.9 Restrictions on Business Activities.

(a) There is no Seller Contract (non-competition or otherwise) or judgment, injunction, order or decree to which Seller or any Insignia Subsidiary is a party, subject or otherwise binding upon Seller or any Insignia Subsidiary, that has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Seller or any Insignia Subsidiary, any acquisition of property (tangible or intangible) by Seller or any Insignia Subsidiary, the conduct of business by Seller or any Insignia Subsidiary, or otherwise limiting the freedom of Seller or any Insignia Subsidiary to engage in any line of business or to compete with any Person, in each case whether arising as a result of a change in control of Seller or any Insignia Subsidiary or otherwise. Without limiting the generality of the foregoing, neither Seller nor any Insignia Subsidiary has (i) entered into any agreement under which Seller or any Insignia Subsidiary is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of Seller’s or any Insignia Subsidiary’s technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

(b) There is no Seller Contract (non-competition or otherwise) or judgment, injunction, order or decree to which Seller or any Insignia Subsidiary is a party, subject or otherwise binding upon Seller or any Insignia Subsidiary that could reasonably be expected to have the effect of prohibiting or impairing any business practice of Purchaser or any of its subsidiaries, any acquisition of property (tangible or intangible) by Purchaser or any of its subsidiaries, the conduct of business by Purchaser or any of its subsidiaries, or otherwise limiting the freedom of Purchaser or any of its subsidiaries to engage in any line of business or to compete with any Person after the Closing Date.

4.10 Real Property; Leases.

(a) None of the real property used or occupied by Seller or any Insignia Subsidiary, in each case, together with all buildout, fixtures and improvements created thereon, is owned by Seller or any Insignia Subsidiary, nor has Seller or any Insignia Subsidiary owned any real property within the past three (3) years.

(b) Schedule 4.10(b) sets forth all leases, subleases and other agreements pursuant to which Seller and each of the Insignia Subsidiaries derives its rights in the Leased Real Property, including, with respect to each such Real Property Lease, the identity of the landlord or sublandlord, the addresses, the date of such Real Property Lease and each amendment thereto, and the aggregate annual rent.

(c) The Real Property Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Real Property Lease any default by Seller or any Insignia Subsidiary or, to Seller’s Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a default by Seller or any Insignia Subsidiary or, to Seller’s Knowledge, by any other Person. Seller has delivered to Purchaser complete copies of all Real Property Leases, including all amendments and agreements related thereto, and the Real Property Leases constitute the entire agreement between Seller or any Insignia Subsidiary and each landlord or sublandlord with respect to the Leased Real Property.

(d) Seller or an Insignia Subsidiary is the holder of the tenant’s interest under the Real Property Leases and has not assigned the Real Property Leases or subleased all or any portion of the premises leased thereunder. Neither Seller nor any Insignia Subsidiary has made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable Real Property Lease term. Seller or an Insignia Subsidiary owns all trade fixtures, equipment and personal property located in the premises leased under the Real Property Leases and the landlords thereunder have no Lien thereon or claim thereto.

4.11 Assets; Absence of Liens and Encumbrances.

(a) Schedule 4.11(a) accurately identifies all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of Seller or any Insignia Subsidiary with an individual book value of greater than $5,000, and accurately sets forth the original cost and book value of each of such asset.

(b) Seller and each of the Insignia Subsidiaries has good and valid title to, or, in the case of Leased Real Property and leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens. Upon Closing, Purchaser will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Purchased Assets.

(c) All facilities, machinery, equipment, fixtures, vehicles, and other personal properties owned, leased or used by Seller or any Insignia Subsidiary (i) are adequate for the conduct of the business of Seller and its Subsidiaries as currently conducted and as currently proposed to be conducted, (ii) are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used, and (iii) comply in all respects with, and are being operated and otherwise used in full compliance with, all applicable Law.

(d) The execution and delivery by the Selling Parties of this Agreement and any of the Related Agreements to which any of the Selling Parties is a party, and the consummation of the Transaction, do not and will not result in the imposition of any Liens upon or with respect to any of the properties of Seller or any Insignia Subsidiary.

4.12 Intellectual Property.

(a) Schedule 4.12(a) lists all Seller Intellectual Property, including, without limitation (i) all Seller Registered Intellectual Property, (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by Seller and any Insignia Subsidiary, and (iii) all licenses, sublicenses and other agreements to which Seller or any Insignia Subsidiary is a party and pursuant to which Seller or any Insignia Subsidiary or any other Person is authorized to use any of Seller Intellectual Property or exercise any rights with respect thereto.

(b) Seller has complied with all requirements of the United States and foreign patent offices or applicable Governmental Entities to maintain Seller Patents, including payment of all required fees to such offices or agencies. Seller has no Knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures which could reasonably be expected to invalidate Seller Patents or any claim thereof, or of any conduct the result of which could reasonably be expected to render Seller Patents or any claim thereof invalid or unenforceable. The original, first and joint inventors of the subject matter claimed in the patents and patent applications included in Seller Registered Intellectual Property (the “Seller Patents”) are properly represented in Seller Patents, and the applicable statutes governing marking of products covered by the inventions in Seller Patents have been fully complied with. All Seller Patents are valid and assignable to Purchaser at closing.

(c) Each item of Seller Intellectual Property is either (i) owned solely by Seller or an Insignia Subsidiary free and clear of any Liens, or (ii) rightfully used and authorized for use by Seller or an Insignia Subsidiary and their permitted successors pursuant to a valid and enforceable written license. Each item of Seller Intellectual Property is free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business. All of Seller Intellectual Property that is used or held for use by Seller or any Insignia Subsidiary pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such in Schedule 4.12(c). Seller and its Subsidiaries have all rights in Seller Intellectual Property necessary to carry out Seller’s and the Subsidiaries’ former and current activities, including rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell Seller Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses. The Seller Intellectual Property constitutes all the Intellectual Property Rights used in or necessary to the conduct of the Business as it is currently conducted.

(d) Seller and each of the Insignia Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that any of them have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which Seller or any Insignia Subsidiary is a party or is otherwise bound relating to any of Seller Intellectual Property, nor does Seller have Knowledge of any event or occurrence that could reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such agreement is in full force and effect, and neither Seller nor any Insignia Subsidiary is in default thereunder, nor to the Knowledge of Seller is any party obligated to Seller or any Insignia Subsidiary pursuant to any such agreement in default thereunder. Following the Closing Date, subject to receipt of any Required Consents, Purchaser will be permitted to exercise all of Seller’s rights under such contracts, licenses and agreements to the same extent Seller and each Insignia Subsidiary would have been able to had the Transaction not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which Seller or any Insignia Subsidiary would otherwise have been required to pay had the Transaction not occurred. Neither Seller nor any Insignia Subsidiary is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Seller or any Insignia Subsidiary or Purchaser, as successor to Seller or any Insignia Subsidiary, in Seller Intellectual Property.

(e) To the Knowledge of Seller, the use of Seller Intellectual Property by Seller and the Insignia Subsidiaries, as previously used and as currently used, has not infringed and does not infringe any other Person’s copyright, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any claim of unfair competition. No funds or facilities of any university were used in the development of Seller Intellectual Property. No claims (i) challenging the validity, enforceability, effectiveness or ownership by Seller or any Insignia Subsidiary of any of Seller Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Seller Intellectual Property by Seller and its Subsidiaries or by any licensee of Seller of any Insignia Subsidiary, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against Seller or any Insignia Subsidiary or, to Seller’s Knowledge, are threatened by any Person nor, to Seller’s Knowledge, does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of Seller Intellectual Property owned by Seller, other than review of pending patent and trademark applications, and neither Seller nor any Insignia Subsidiary is aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All Seller Registered Intellectual Property is valid and subsisting. To Seller’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any Seller Intellectual Property by any third party or Employee.

(f) Seller and the Insignia Subsidiaries have secured from all parties (including current and former Employees) who have created any portion of, or otherwise have any rights in or to, Seller Intellectual Property owned by Seller or any of the Insignia Subsidiaries valid and enforceable written assignments of any such work, invention, improvement or other rights to Seller and each Insignia Subsidiary and have provided true and complete copies of such assignments to Purchaser.

(g) Upon Closing, each item of Seller Intellectual Property will be owned by Purchaser or will be immediately available for use by Purchaser on terms and conditions substantially identical to those under which Seller and the Insignia Subsidiaries presently uses such Seller Intellectual Property, without any affirmative act by Purchaser or any other Person. Such ownership and right to use are (and upon Closing, will be) free and clear of any Encumbrances.

(h) Seller Intellectual Property owned by Seller or any Insignia Subsidiary is not subject to any source code escrow or similar agreement.

(i) Seller and the Insignia Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of Seller Intellectual Property and to maintain in confidence all Trade Secrets and Confidential Information owned or used by Seller or any of the Insignia Subsidiaries, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Seller and the Insignia Subsidiaries to execute appropriate confidentiality and intellectual property assignment agreements. Seller has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Business, the Purchased Assets or the Assumed Liabilities, or obligations of confidentiality with respect to such.

(j) Seller Intellectual Property does not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of Seller Intellectual Property contains any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any party.

(k) Schedule 4.12(k) lists all licenses, sublicenses and other agreements pursuant to which Seller is authorized to use any Intellectual Property of third Persons that is (i) incorporated in or bundled with the Seller Products or Seller Intellectual Property or (ii) used in connection with, any Seller Product or Service, or any product or service currently under development.

(l) Except as set forth on Schedule 4.12(l), the Seller Intellectual Property does not include any Publicly Available Software. Neither Seller nor any of the Insignia Subsidiaries have used Publicly Available Software in whole or in part in the former, current or currently planned development of any part of Seller Intellectual Property in a manner that may subject Seller Intellectual Property owned by Seller, in whole or in part, to all or part of the license obligations of any Publicly Available Software. To Seller’s Knowledge, no source code licensee of Seller has received from Seller or distributed to any third party any combination of Publicly Available Software and Seller Intellectual Property owned by Seller in a manner that may subject Seller Intellectual Property owned by Seller, in whole or in part, to all or part of the license obligations of any Publicly Available Software.

(m) None of Seller’s or any of the Insignia Subsidiaries’ professional services agreements with their customers, agreements with merchants, agreements with outside consultants for the performance of professional services on the behalf of Seller, the Subsidiaries or any of their respective customers, nor any agreement or license with any end user or reseller of Seller’s or any Insignia Subsidiary’s products, confers upon any Person other than Seller or any Insignia Subsidiary any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.

(n) Neither Seller nor any Insignia Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Seller Intellectual Property to any Person.

(o) Neither Seller nor any of the Insignia Subsidiaries has participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of Seller Intellectual Property owned by Seller or restrict the ability of Seller or any of the Insignia Subsidiaries to enforce, license, or exclude others from using Seller Intellectual Property owned by Seller.

(p) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of Seller Intellectual Property or any Intellectual Property that was formerly Seller Intellectual Property.

(q) Schedule 4.12(q) contains a list, including names, addresses, contact names, telephone numbers, termination date and next renewal date, of all agreements pursuant to which Seller or any Insignia Subsidiary is obligated to provide support services (such agreements, as supplemented below, are referred to collectively as the “Support Agreements”). Copies of all Support Agreements in force on the date of this Agreement have been provided to Purchaser. Neither the Standard Support Agreement nor any other agreement would obligate the Purchaser after the date of this Agreement to provide any improvement, enhancement, change in functionality or other alteration to the performance of any Seller Product or Service, other than error corrections and upgrades if and when made available to Seller’s customers generally. The versions of the Seller Products currently supported by Seller are set forth on Schedule 2.14(q). Neither Seller nor any Insignia Subsidiary has granted any other Person the right to furnish support or maintenance services with respect to the Seller Products to any other third Person.

4.13 Product Warranties; Defects; Liabilities; Services.

(a) Each product (including any software product) manufactured, sold, licensed, leased or delivered by Seller or any Insignia Subsidiary (the “Seller Products”) has been in conformity with the specifications for such Seller Product, all applicable contractual commitments and all applicable express and implied warranties, except for such violations as could not individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect. Neither Seller nor any Insignia Subsidiary has any liability or obligation for replacement or repair thereof or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice. No Seller Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.

(b) All services provided by Seller or any of the Insignia Subsidiaries to any third party (“Services”) were performed in conformity with the terms and requirements of all applicable warranties and other Seller Contracts and with all applicable Laws. There is no claim pending or, to Seller’s Knowledge, threatened against Seller or any of the Insignia Subsidiaries relating to any Services and, to Seller’s Knowledge, there is no reasonable basis for the assertion of any such claim.

4.14 Seller Contracts.

(a) Schedule 4.14 lists each of the following types of Seller Contracts (including names of parties and date of execution):

(i) any collective bargaining agreement;

(ii) any employment or consulting agreement, contract or commitment with any officer, director, Employee, contractor, consultant, advisor or member of Seller’s or any Insignia Subsidiary’s board of directors;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value individually in excess of $10,000;

(v) any agreement of indemnification or guaranty to any Person;

(vi) any agreement containing any covenant limiting the freedom of Seller or any Insignia Subsidiary to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;

(vii) any agreement relating to capital expenditures and involving future payments in excess of $10,000;

(viii) any agreement relating to the disposition of assets or any interest in any business enterprise outside the ordinary course of Seller’s or any Insignia Subsidiary’s business or any agreement relating to the acquisition of assets or any interest in any business enterprise;

(ix) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or the extension of credit;

(x) any purchase order or contract (including for services) involving $10,000 or more;

(xi) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement;

(xii) any joint venture, partnership, strategic alliance or other agreement involving the sharing of profits, losses, costs or liabilities with any Person or any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service;

(xiii) any agreement pursuant to which Seller or any Insignia Subsidiary has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code, including any agreements which provide for source code escrow arrangements;

(xiv) any sales representative, original equipment manufacturer, value added re-seller, remarketer or other agreement for distribution of Seller’s or any Insignia Subsidiary’s products or services, or the products or services of any other Person;

(xv) any agreement pursuant to which Seller or any Insignia Subsidiary has advanced or loaned any amount to any Shareholder or Person holding an ownership interest in any Insignia Subsidiary, or any director, officer, Employee, or consultant of Seller or of any Insignia Subsidiary, other than business travel advances in the ordinary course of business consistent with past practice;

(xvi) any commitment to any customer or third party to deliver products or services, including all end-user licenses;

(xvii) any commitment to any customer or third party to provide support or maintenance, to develop or customize any product or service, or to provide, support, customize or develop any third-party product, service or platform, other than those included in Schedule 4.12(q);

(xviii) any contractual obligations that Seller would be required to disclose pursuant to Item 303(a)(5) of Regulation S-K promulgated under the Exchange Act;

(xix) each proposed agreement as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by Seller; or

(xx) any other agreement that involves $10,000 or more or is not cancelable by Seller or an Insignia Subsidiary without penalty within 60 days.

(b) Each Seller Contract is in full force and effect and is valid, binding and enforceable against each party thereto in accordance with its terms. Seller and each of the Insignia Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Seller Contract, nor does Seller have Knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or Knowledge of any default by any third party. Seller has provided complete and accurate copies of all Seller Contracts to Purchaser.

4.15 Change of Control Payments. Schedule 4.15 sets forth (i) each plan, agreement or arrangement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or Employees of Seller or any Insignia Subsidiary as a result of or in connection with the Transaction or the Transaction Documents and (ii) a summary of the nature and amounts that may become payable pursuant to each such plan, agreement or arrangement.

4.16 Interested Party Transactions.

(a) To Seller’s Knowledge, no officer, director or Affiliate of Seller or any of the Insignia Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that Seller or any Insignia Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to, Seller or any Insignia Subsidiary, any goods or services or (iii) a beneficial interest in any Seller Contract; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 4.16.

(b) There are no receivables of Seller or any Insignia Subsidiary owed by any director, officer, current or former Employee, or consultant to Seller or any Insignia Subsidiary (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with Seller’s established employee reimbursement policies and consistent with past practice). None of the Shareholders or Persons holding an ownership interest in any Insignia Subsidiary has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of Seller or any Insignia Subsidiary.

4.17 Compliance with Laws. Seller and each of the Insignia Subsidiaries has complied with and is in compliance with, is not in violation of, and has not received any notices of violation with respect to, any Law, except for such violations as could not individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect. Neither Seller nor any Insignia Subsidiary has received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law that has not been cured or resolved. Seller and each of the Insignia Subsidiaries is in compliance with its stated privacy policies contained on any websites maintained by or on behalf of Seller or any of the Insignia Subsidiaries and all applicable privacy and anti-SPAM Laws.

4.18 Litigation. Except as disclosed on Schedule 4.18, there is no action, suit or proceeding of any nature pending or, to Seller’s Knowledge, threatened against Seller or any of the Insignia Subsidiaries, any of their respective properties or assets or any of their respective officers, directors or Employees, nor, to the Knowledge of Seller, is there any reasonable basis therefor. There is no investigation pending or, to Seller’s Knowledge, threatened against Seller or any of the Insignia Subsidiaries, any of their respective properties or any of their respective officers, directors or Employees by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Seller or any Insignia Subsidiary to conduct its operations as presently or previously conducted or as presently proposed to be conducted and none of Seller, the Insignia Subsidiaries or their properties is subject to any order that materially impairs Seller’s or such Insignia Subsidiary’s ability to operate.

4.19 Insurance. Schedule 4.19 sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Employees, officers and directors of Seller, any of the Insignia Subsidiaries or any Affiliate thereof, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by Seller or any of the Insignia Subsidiaries or any Affiliate thereof pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Seller has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and Seller, the Insignia Subsidiaries and their Affiliates are otherwise in material compliance with the terms of such policies and bonds. Seller has no Knowledge of a threatened termination of, or premium increase with respect to, any of such policies. None of Seller, any of the Insignia Subsidiaries or any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.

4.20 Minute Books. The corporate minutes of Seller and the Insignia Subsidiaries have been made available to counsel for Purchaser and contain complete and accurate records of all actions taken, and summaries of all meetings held, by the shareholders and the board of directors of Seller (and any committees thereof) since January 1, 2003. The books, records and accounts of Seller and the Insignia Subsidiaries are true, complete and correct, and are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Seller and the Insignia Subsidiaries.

4.21 Environmental Matters.

(a) Hazardous Material. Neither Seller nor any of the Insignia Subsidiaries has (i) operated any underground storage tanks at any property that Seller or any Insignia Subsidiary has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of Seller or any Insignia Subsidiary, or, to Seller’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller or any Insignia Subsidiary has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither Seller nor any of the Insignia Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has Seller or any of the Insignia Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(c) Permits. Seller and each of the Insignia Subsidiaries currently hold all Seller Authorizations and permits necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted and as currently proposed to be conducted.

(d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to Seller’s Knowledge, threatened, concerning any Seller Authorization, Hazardous Material or any Hazardous Materials Activity of Seller or any of the Insignia Subsidiaries. Neither Seller nor any of the Insignia Subsidiaries is aware of any fact or circumstance which could involve Seller or any Insignia Subsidiary in any environmental litigation or impose upon Seller or any Insignia Subsidiary any environmental liability.

4.22 Brokers’ and Finders’ Fees. Except as set forth on Schedule 4.22, neither Seller nor any of the Insignia Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Transaction. Seller has previously provided Purchaser with a copy of all agreements set forth on Schedule 4.22.

4.23 Employee Benefit Plans.

(a) Schedule. Schedule 4.23(a) sets forth each Seller Employee Plan. Neither Seller nor any of the Insignia Subsidiaries has any stated plan, intention or commitment to establish any new Seller Employee Plan, to modify any Seller Employee Plan (except to the extent required by Law or to conform any such Seller Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to enter into any Seller Employee Plan.

(b) [Reserved]

(c) Employee Plan Compliance. (i) Seller and each Insignia Subsidiary has performed all obligations required to be performed by it under each Seller Employee Plan and each Seller Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Law, including ERISA and the Code; (ii) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Seller Employee Plan; (iii) there are no actions, suits or claims pending, or, to the Knowledge of Seller, threatened or anticipated (other than routine claims for benefits) against any Seller Employee Plan or fiduciary thereto or against the assets of any Seller Employee Plan; (iv) there are no audits, inquiries or proceedings pending or, to the Knowledge of Seller, threatened by the IRS or DOL with respect to any Seller Employee Plan; (v) neither Seller nor any of the Insignia Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Seller Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code and (vi) no Seller Employee Plan is sponsored or maintained by any Co-Employer.

(d) Plan Status. None of Seller, any Insignia Subsidiary or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither Seller nor any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. No Seller Employee Plan is a Multiple Employer Plan as defined in Section 210 of ERISA.

(e) Multiemployer Plans. At no time has Seller, any Insignia Subsidiary or any ERISA Affiliate contributed to or been required to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA.

(f) No Post-Employment Obligations. No Seller Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Law, and neither Seller nor any Insignia Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any current or former Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Law.

(g) Effect of Transaction.

(i) The execution and delivery by the Selling Parties of this Agreement and any Related Agreement to which such Selling Party is a party, and the consummation of the Transaction, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Seller Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former Employee.

(h) COBRA Continuation Coverage. Purchaser acknowledges that the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A 3(b)) may be responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A 4(a)) with respect to the Purchased Assets (collectively, the "M&A Qualified Beneficiaries") and in accordance with Treasury Regulation Section 54.4980B-9 Q&A (8)(c) once Seller ceases to provide any and all group health coverage to its employees. In the event Seller ceases to provide any and all group health coverage to its employees, Seller shall provide to Purchaser within five (5) business days of such cessation a list: (i) of employees whose employment related to the purchase of the Purchased Assets and (ii) any qualified beneficiaries who are currently receiving or have elected COBRA continuation coverage and whose employment related to the Purchased Assets immediately prior to such individual's qualifying event.

4.24 Employment Matters.

(a) Schedule 4.24(a) sets forth, with respect to each Employee (including any Employee who is on a leave of absence or on layoff status subject to recall) (i) the name of such Employee and the date as of which such Employee was originally hired by Seller or any of the Insignia Subsidiaries, and whether the Employee is on an active or inactive status; (ii) such Employee’s title; (iii) such Employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms; (iv) each current benefit plan in which such Employee participates or is eligible to participate; (v) any governmental authorization, permit or license that is held by such Employee and that is used in connection with Seller’s business; and (vi) whether the Employee has executed Seller’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b) Schedule 4.24(b) contains a list of individuals who are currently performing services for Seller or any of the Insignia Subsidiaries and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether Seller is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered to Purchaser and are set forth on Schedule 4.24(b). Any Persons now or heretofore engaged by Seller or any of the Insignia Subsidiaries as independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws.

(c) A copy of each Employment Agreement and any amendment thereto has been provided to Purchaser. Except as set forth in Schedule 4.24(c), the employment of each of the Employees is terminable by Seller at will.

(d) Seller and each Insignia Subsidiary has delivered to Purchaser accurate and complete copies of all employment agreements relating to the employment of the current employees.

(e) (i) None of Seller’s Employees have given Seller or any of the Insignia Subsidiaries notice or any other communication terminating his or her employment with Seller or any of the Insignia Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, Seller or any Insignia Subsidiary or in connection with the Transaction, or expressed or otherwise indicated that he or she will not accept employment with Purchaser; (ii) neither Seller nor any Insignia Subsidiary has a present intention to terminate the employment of any current employee; (iii) to Seller’s Knowledge, as of the date of this Agreement no current employee has received, or is currently considering, an offer to join a business that likely would be competitive with Seller’s or any Insignia Subsidiary’s business; (iv) to Seller’s Knowledge, no Employee, consultant or contractor is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement, any other restrictive covenant or other contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which could reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for Seller or any Insignia Subsidiary, or (B) Seller’s business or operations; (v) to Seller’s Knowledge, no current Employee, contractor or consultant is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by Seller or any Insignia Subsidiary, as the case may be; and (vi) neither Seller nor any Insignia Subsidiary is, and neither has ever been, engaged in any dispute or litigation with a current or former Employee regarding intellectual property matters.

(f) Neither Seller nor any of the Insignia Subsidiaries is presently, nor have they been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract. Neither Seller nor any of the Insignia Subsidiaries knows of any activities or proceedings of any labor union to organize any Employees.

(g) Neither Seller nor any of the Insignia Subsidiaries is presently engaged or has ever been engaged in any unfair labor practice of any nature, that, if adversely determined, would result in any liability to Seller or any of the Insignia Subsidiaries. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller, any of the Insignia Subsidiaries or any Employees.

(h) To the extent applicable, the current and former Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable Law. Neither Seller nor any of the Insignia Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. Neither Seller nor any of the Insignia Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) [Reserved]

(j) Seller and each of the Insignia Subsidiaries is in compliance with all applicable Laws, agreements, contracts and promises respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees.

(k) There are no claims pending or, to Seller’s Knowledge, threatened, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of Seller’s or any Insignia Subsidiary’s status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition or otherwise. In addition, there are no pending, threatened or reasonably anticipated claims or actions against Seller or any of the Insignia Subsidiaries under any workers compensation policy or long-term disability policy.

(l) Seller and each Insignia Subsidiary, and to Seller’s Knowledge each Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an Employee will expire during the six (6) month period beginning at the date of this Agreement.

(m) To the Seller’s Knowledge, neither the execution, delivery and performance of the Transaction Documents, nor the carrying on of the Business as presently conducted or as presently proposed to be conducted, nor any activity of any officers, directors, Employees or consultants of Seller or a Insignia Subsidiary in connection with the carrying on of the Business as presently conducted or as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees or consultants is now bound.

4.25 Tax Matters.

(a) Each Selling Party has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and there is no Liability for unpaid Taxes with respect to any period ending on or prior to the Balance Sheet Date, whether or not shown as due or reportable on such Tax Returns, in excess of any accruals or reserves for such Taxes established on the Seller Balance Sheet (other than any accruals or reserves for deferred Taxes). No Taxes will be payable by any Selling Party with respect to any period ending after the Balance Sheet Date, other than Taxes incurred in the ordinary course of business and consistent with this Agreement. Each Selling Party has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no Liens for Taxes on the Purchased Assets or with respect to the Business, other than Liens for Taxes not yet due and payable.

(b) The Seller Disclosure Schedule lists all Tax Returns with respect to the Purchased Assets or the Business filed by each Selling Party for all Taxable periods since its inception, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. To the Knowledge of the Selling Parties, no other audit of any Tax Return with respect to the Purchased Assets or the Business is currently pending or threatened. No claim has ever been made in writing or, to the Knowledge of the Selling Parties, orally by any Tax Authority in a jurisdiction where a Selling Party does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or the Business. The Selling Parties have delivered or made available to Purchaser correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by any Selling Party since its inception to the extent relating to the Purchased Assets or the Business.

(c) None of the Purchased Assets is an interest in any joint venture, partnership or other arrangement or contract which could be treated as a partnership or “disregarded entity” for U.S. federal income tax purposes.

(d) None of the Purchased Assets or Assumed Liabilities includes an obligation under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code.

(e) The Selling Parties have treated themselves as owners of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) Insignia Solutions, Inc., a Delaware corporation, is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

4.26 Foreign Corrupt Practices Act. Neither Seller nor any of the Insignia Subsidiaries (including any of their officers or directors) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

4.27 Bank Accounts. Schedule 4.27 contains a true and complete list of the name of each bank or other financial institution at which Seller or any Insignia Subsidiary has an account, deposit or safe deposit box, the account number thereof and the names of all Persons authorized to draw thereon or to have access thereto.

4.28 Customers; Distributors. Schedule 4.28 accurately identifies, and provides an accurate summary of the revenues received from, each customer that, together with such customer’s Affiliates, contributed more than ten percent (10%) of the consolidated gross revenues of Seller and the Insignia Subsidiaries in fiscal years ended December 31, 2006 and 2005. Neither Seller nor any Insignia Subsidiary has received written notice from any customer listed on Schedule 4.28 indicating that such customer intends to reduce or not continue its business relationship with Seller and the Insignia Subsidiaries. Neither Seller nor any Insignia Subsidiary has received notice from any distributor of any of Seller’s products indicating that any such distributor intends to cease acting as a distributor of such products or otherwise dealing with Seller and the Insignia Subsidiaries.

4.29 Seller Customer Information. Neither Seller nor any of the Insignia Subsidiaries has sold, transferred, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to Seller’s or any of the Insignia Subsidiaries current and former customers (the “Seller Customer Information”). Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than Seller or one of the Insignia Subsidiaries possesses or has any claims or rights with respect to use of Seller Customer Information.

4.30 Inventory. Neither Seller nor any of the Insignia Subsidiaries has any physical inventory, as defined under GAAP.

4.31 Governmental Authorization. Schedule 4.31 lists each consent, license, permit, grant or other authorization issued to Seller, any of the Insignia Subsidiaries or any Employee by a Governmental Entity (i) pursuant to which Seller or any of the Insignia Subsidiaries currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business as currently conducted or as currently proposed to be conducted or the holding of any such interest (collectively, the “Seller Authorizations”). Seller Authorizations are in full force and effect and constitute all authorizations required to permit Seller and each of the Insignia Subsidiaries to operate or conduct its business as currently conducted or as currently proposed to be conducted or to hold any interest in its properties or assets. None of Seller, any Insignia Subsidiary nor any Employee is in violation of any material term of any Seller Authorization.

4.32 Opinion of Financial Advisor. Seller’s financial advisor, SVB Alliant, has delivered to Seller’s board of directors a written opinion to the effect that, as of the date of this Agreement, the consideration to be paid by the Purchaser hereunder is fair to the Seller from a financial point of view.

4.33 Representations Complete. None of the representations or warranties made by any Selling Party in this Agreement or any other Transaction Document, nor any statement made in Seller Disclosure Schedule or any certificate furnished by any Selling Party pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASING PARTIES

The Purchasing Parties hereby represent and warrant (without limiting any other representations or warranties made by any of the Purchasing Parties in this Agreement or any other Transaction Document) to Seller as follows:

5.1 Organization of Purchasing Parties. Each of the Purchasing Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchasing Parties has the full corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a material adverse effect on the ability of such Purchasing Party to perform its obligations pursuant to this Agreement and the Transaction Documents and to consummate the Transaction in a timely manner (a “Purchaser Material Adverse Effect”).

5.2 Authority. Each of the Purchasing Parties has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents to which each Purchasing Party is a party and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of such Purchasing Party. This Agreement has been, and each of the Transaction Documents to which each Purchasing Party is a party will be at the Closing, duly executed and delivered by such Purchasing Party and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Purchasing Parties), this Agreement constitutes, and in the case of the other Transaction Documents will at Closing constitute, valid and binding obligations of the Purchasing Parties, enforceable against each Purchasing Party in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to each Purchasing Party in connection with the execution and delivery of this Agreement and the Related Agreements by each Purchasing Party or the consummation by the Purchasing Parties of the Transaction except for such other filings, authorizations, consents and approvals that if not obtained or made could not reasonably be expected to have a Purchaser Material Adverse Effect.

5.3 No Conflict. The execution and delivery by each Purchasing Party of this Agreement and the other Transaction Documents to which such Purchasing Party is a party, and the consummation of the Transaction, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-laws of a Purchasing Party, as in effect on the date hereof, (ii) any material contract to which a Purchasing Party is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (iii) any Law applicable to a Purchasing Party or any of its respective properties (whether tangible or intangible) or assets, except, in the case of (ii) or (iii), for such conflicts, violations or defaults as could not individually or in the aggregate reasonably be expected to have a Purchaser Material Adverse Effect.

5.4 Brokers’ and Finders’ Fees. No Purchasing Party has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Related Agreements and the Transaction.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1 Conduct of the Business Prior to Closing.

(a) From the date of this Agreement until the Closing, the Selling Parties shall, and shall cause their respective Affiliates and Representatives to:

(i) operate the Business only in the ordinary course of business;

(ii) pay all of the Selling Parties’ Liabilities where failure to pay could reasonably be expected to result in material harm to the Business and Taxes when due, subject to good faith disputes over such Liabilities or Taxes;

(iii) maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Selling Parties and in amounts consistent with past practice;

(iv) prosecute pending applications for Intellectual Property registration; and

(v) operate the Business in the ordinary course and not enter into or renew any agreement with a customer, supplier or distributor for a term of more than one year or specifying the purchase or sale of more than $10,000 in products without providing Purchaser with two Business Days prior notice and receiving Purchaser’s written consent to the terms thereof, which consent shall not be unreasonably withheld.

(b) From the date of this Agreement until the Closing Date, Seller and the Insignia Subsidiaries shall not, and shall cause their respective members, officers, directors and employees, not to:

(i) Enter into, create, incur or assume (A) any borrowings under capital leases or (B) any obligations which would have a Seller Material Adverse Effect or a material adverse effect on Purchaser’s ability to conduct the Business in substantially the same manner and condition as currently conducted by Seller;

(ii) Acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are material, individually or in the aggregate, to Seller) of, or by any other manner, any business or any Person;

(iii) Sell, transfer, lease, license or otherwise encumber any of the Purchased Assets, except for the sale of Inventory and the granting of non-exclusive licenses in the ordinary course of business;

(iv) Enter into any agreements or commitments with another Person, except on commercially reasonable terms in the ordinary course of business;

(v) Violate in any material respect any Legal Requirement applicable to Seller;

(vi) Materially change or announce any change to the Seller products or any services sold by Seller;

(vii) Violate or amend in any material respect or terminate any Seller Contract or Governmental Approval, except amendments and terminations in the ordinary course of business consistent with Seller’s past practices;

(viii) Commence a Proceeding other than (A) for the routine collection of accounts receivables, (B) for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages if Seller has obtained the prior written consent of Purchaser, such consent not to be unreasonably withheld or (C) with respect to the Excluded Assets or Excluded Liabilities;

(ix) Purchase, lease, license or otherwise acquire any assets, except for supplies acquired by Seller in the ordinary course of business;

(x) Make any capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000), individually or in the aggregate;

(xi) Borrow from any Person (other than Purchaser) by way of a loan, advance, guaranty, endorsement, indemnity, or warranty (other than an increase in amounts borrowed under receivables financing arrangements with Silicon Valley Bank in place on the date hereof);

(xii) Change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

(xiii) Incur or become subject to any Liability, contingent or otherwise, except current Liabilities in the ordinary course of business;

(xiv) Make any material change affecting the Business;

(xv) Amend any charter or organizational documents in any manner that could adversely effect Seller’s or the Insignia Subsidiaries’ ability to consummate the Transaction and perform its obligations hereunder;

(xvi) Hire any new employee other than in the ordinary course of business, terminate any officer or key Employee of Seller or any Insignia Subsidiary, increase the annual level of compensation of any Employee except for regular, scheduled compensation increases in the ordinary course of business, establish or adopt any Employee Benefit Plan, or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant;

(xvii) Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case only to the extent such action could (1) affect the liability of Purchaser for Taxes of Seller or Taxes with respect to the Purchased Assets or the Business, or (2) give rise to a Lien on any of the Purchased Assets or the Business or otherwise affect Purchaser’s enjoyment of the Purchased Assets or the Business;

(xviii) Fail to maintain the Purchased Assets, taken as a whole, in good repair, order and condition, reasonable wear and tear excepted; or

(xix) Enter into any Contract specifying the purchase or sale of more than $10,000 in products or the payment of more than $10,000, or agree, in writing or otherwise, to take any of the actions described in Section 6.1(b)(i) through (xxi) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform in any material respect its covenants hereunder.

6.2 No Solicitation. Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, no Selling Party shall, and no Selling Party shall cause its Affiliates or Representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Selling Parties, the Business or the Purchased Assets) any inquiries, the Business or the Purchased Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise, but excluding (A) a sale of capital shares that would not interfere with the Transaction (including, without limitation, imposing an obligation to obtain shareholder approval of the Transaction) and (B) a merger following the Closing) (a “Competing Transaction”) or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, any Selling Party is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Seller shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Seller shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.

6.3 Certain Notifications. From the date hereof through the Closing, the Seller shall confer with one or more designated representatives of Purchaser as frequently as requested by Purchaser or to report or update Purchaser regarding material operational matters and the general status of on-going operations of the Business. Seller shall promptly notify Purchaser of any material change in the financial condition, results of operations, properties, business or prospects of the Business and shall keep Purchaser fully informed of such events and permit Purchaser’s representatives to participate in all discussions related thereto. From the date hereof through the Closing, Seller shall promptly notify Purchaser in writing regarding any:

(a) Action taken by Seller not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Seller Material Adverse Effect;

(b) Fact, circumstance, event, or action by Seller (A) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (B) the existence, occurrence, or taking of which would result in any of the representations and warranties of Seller contained in this Agreement or in any other Transaction Document not being true and correct when made or at Closing;

(c) Breach of any covenant or obligation of Seller hereunder;

(d) Circumstance or event which will result in, or could reasonably be expected to result in, the failure of Seller to timely satisfy any of the closing conditions specified in Article 9 of this Agreement; or

(e) Filing by Seller with the SEC.

6.4 Updating the Disclosure Schedules. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.3 would require a change to the Seller Disclosure Schedule if the Seller Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Purchaser an update to the Seller Disclosure Schedule specifying such change; provided, however, that no such update shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or (ii) determining whether any of the conditions set forth in Article 9 have been satisfied.

6.5 Access to Information. From the date of this Agreement until the Closing, but subject to the provisions of the Confidentiality Agreement, Seller and its Affiliates shall (i) permit Purchaser and its Representatives to have free and complete access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business to all premises, properties, personnel, books, records (including Tax records) contracts and documents of or pertaining to the Selling Parties or the Business, (ii) reasonably cooperate with Purchaser and its Representatives to obtain access to Persons having business relationships with the Selling Parties, including suppliers, licensees, customers and distributors, and (iii) furnish Purchaser with all financial, operating and other data and information related to the Selling Parties or the Business (including copies thereof), as Purchaser may reasonably request, including access to all information relating to Seller’s negotiations with the customer described in Schedule 9.1(f). No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.6 Commercially Reasonable Efforts. From the date of this Agreement until the Closing, each of the Selling Parties and Purchaser shall use commercially reasonable efforts to cause to be fulfilled and satisfied all of the conditions to Closing set forth in Article 9.

6.7 Consents. On or prior to the Closing Date, each of the Selling Parties shall use its respective commercially reasonable efforts to obtain all Required Consents and make and deliver all filings and notices listed or required to be listed on Schedule 4.2(c), and those required to transfer or assign to Purchaser all of the right, title and interest of the Selling Parties and their Affiliates in and to all of the Seller Contracts. Purchaser shall not be obligated to agree to any material changes in, or the imposition of any material condition to the transfer to Purchaser of, any Seller Contract or Governmental Approval as a condition to obtaining any Consent.

6.8 Korean Joint Venture. Prior to the Closing Date, Seller shall acquire the remaining interest in Insignia Asia Corporation and shall cause Insignia Asia Corporation to become party to this Agreement as a Selling Party, and Seller shall update the Seller Disclosure Schedules to reflect Insignia Asia Corporation as a Selling Party.

6.9 Employees. Prior top the Closing Date, Seller shall promptly notify Purchaser if it learns that any employee receives an offer to join a business that likely would be competitive with Seller’s or any Insignia Subsidiary’s business.

6.10 Bridge Loan Proceeds. Notwithstanding any other provision of this Agreement, Purchaser must approve, in writing in advance, any expenditure of any funds loaned by Purchaser to Seller from and after the date of this Agreement.

ARTICLE 7

POST CLOSING COVENANTS

7.1 Seller Intellectual Property.

(a) Each of the Selling Parties agree, from and after the Closing Date, that they will not, and shall cause their respective Representatives not to, use any of the Seller Intellectual Property. If any Selling Party or any assignee of any Selling Party owns or has any right or interest in any Seller Intellectual Property that cannot be, or for any reason is not, assigned to Purchaser at the Closing, such Selling Party shall grant or cause to be granted to Purchaser, at the Closing, a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable, and exclusive license to exercise all rights in and to such Seller Intellectual Property.

(b) With respect to each patent or trademark within the Seller Registered Intellectual Property for which the owner of record as of the Closing date is not the Selling Party which is the assignor of such Seller Registered Intellectual Property under this Agreement, the Selling Parties shall, promptly following the Closing, use commercially reasonable efforts to procure that the Selling Party which is the assignor of such Registered Intellectual Property Right under this Agreement is noted as the owner of record of such Seller Registered Intellectual Property in all applicable patent or trademark offices (U.S. or foreign) where such Seller Registered Intellectual Property is registered or filed (together the “Offices”).

(c) The Selling Parties shall, promptly following the Closing, use commercially reasonable efforts to procure that all Encumbrances on any Seller Registered Intellectual Property, which Encumbrances were in existence prior to the Closing Date, are released and cleared from the record of each such Seller Registered Intellectual Property. In the event that the Selling Parties are unable to procure the release and clearance of any such Encumbrance on any Seller Registered Intellectual Property, Seller shall indemnify, defend and hold harmless Purchaser from and against any and all Damages arising out of any claim against Purchaser seeking to enforce such Encumbrance.

(d) The Selling Parties shall (i) not later than five (5) Business Days following the Closing, amend the Certificate of Incorporation of Insignia Solutions, Inc. and the organizational documents of any other Subsidiary, as applicable, so that the name of such company or Subsidiary, as applicable, does not include the word “Insignia”, and (ii) include, in the next solicitation by the Seller of proxies or written consents from the shareholders of the Seller, a proposal to change the name of the Seller to a name not including the word “Insignia” and, subject to receiving the requisite consent of shareholders as a result of such solicitation, promptly take action, following the applicable meeting of shareholders or effectiveness of the written consents, to amend the organizational documents of Seller so that the name of Seller does not include the word “Insignia”.

7.2 Cooperation.

After the Closing, upon the reasonable request of Purchaser, each Selling Party shall (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of such Selling Party’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement, (ii) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Seller Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to transfer all Governmental Approvals (to the extent transferable) to the Purchaser, (iii) permit the Purchaser and its Representatives continued access to information referred to in Section 6.5 that remains under such Selling Party’s dominion and control and (iv) cooperate with reasonable requests from Purchaser to ensure an orderly transfer of customer relationships involving the Business to Purchaser. After the Closing, each Selling Party shall promptly deliver to Purchaser (i) any mail, packages, orders, inquiries and other communications addressed to such Selling Party and relating to the Business and (ii) any property that such Selling Party receives and that properly belongs to Purchaser.

7.3 Reserved.

7.4 Return of Purchased Assets. If, for any reason after the Closing, any asset is ultimately determined to be an Excluded Asset, (i) Purchaser shall transfer and convey (without further consideration) to the appropriate Selling Party, and such Selling Party shall accept, such asset; (ii) the appropriate Selling Party shall assume, and agree to pay, perform, fulfill and discharge (without further consideration) any liabilities associated with such assets; and (iii) Purchaser and the appropriate Selling Party shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such asset back to the Selling Party.

7.5 Records and Documents. Following the Closing, Purchaser shall take possession of those records and documents related to the Business as may be necessary or useful in connection with Purchaser’s conduct of the Business after the Closing. Purchaser shall use its reasonable efforts to maintain such records and documents for at least six years after the Closing. At Seller’s request, Purchaser shall provide Seller and its representatives with reasonable access to such records and documents.

7.6 Bulk Sales Indemnification. Purchaser hereby waives compliance by each Selling Party with any applicable bulk sales Legal Requirements in connection with the Transaction; provided, however, that Seller shall indemnify, defend and hold harmless Purchaser with respect to any and all Damages related to, resulting from or arising out of any noncompliance by any Selling Party with applicable bulk sales Legal Requirements in connection with the Transaction.

7.7 Noncompetition Agreement.

(a) Noncompetition. For and in consideration of the Transaction contemplated herein, during the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompetition Period”), no Selling Party or any of their Subsidiaries shall engage in any Competitive Activity anywhere in the world. For purposes of this Agreement, “Competitive Activity” shall mean directly or indirectly (or having any interest in, or performing any services for, any Person directly or indirectly) engaging in any activity that is the same as, or directly competitive with any part of the Business.

(b) Scope and Choice of Law. It is the understanding of the parties that the scope of the covenants contained in this Section 7.7, both as to time and area covered, are necessary to protect the rights of Purchaser and the goodwill that is a part of the Business of Seller to be acquired by Purchaser. It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. It being the purpose of this Agreement to govern competition by the Selling Parties, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. If any such covenants or any part of such covenants is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreements not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void or unenforceable provisions were omitted.

(c) Remedy for Breach. The parties agree that Purchaser shall be entitled to seek injunctive relief against the Selling Parties in the event of any breach or threatened breach of any of such covenants by the Selling Parties, in addition to any other relief (including damages) available to Purchaser under this Agreement.

(d) Assignment by Purchaser. The parties agree that the covenants of the Selling Parties not to compete contained in this Section 7.7 may be assigned by Purchaser to any Person to whom may be transferred all or substantially all of the assets related to the Business. It is the parties’ intention that these covenants of Seller shall inure to the benefit of any Person that may succeed to the Business and/or Purchased Assets of Seller (as acquired by Purchaser under this Agreement) with the same force and effect as if these covenants were made directly with such successor.

7.8 Non-Solicitation of Employees. From the date hereof until two years after the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, solicit for employment or hire the Transferred Employees or any employee of the Purchaser or any of its Affiliates employed in any capacity related to the Business; provided, however, that this Section 7.8 shall not preclude Seller or any of its Affiliates from soliciting for employment or hiring any such individual who responds to a general solicitation through a public medium that is not targeted at the Transferred Employees or any employee of the Purchaser or any Insignia Subsidiary employed in any capacity related to the Business.

7.9 Maintenance of Government Approvals. With effect from the Closing Date, the Purchaser shall be solely responsible for obtaining and maintaining all governmental approvals regarding the Business (including, without limitation, the Governmental Approvals), as well as all ongoing regulatory compliance relating to thereto (including, without limitation, the reporting of adverse events).

7.10 Enforcement of Contracts. Seller and its Subsidiaries shall enforce all of their existing contracts and agreements prohibiting or restraining competition or the solicitation of employees.

ARTICLE 8

EMPLOYEES

8.1 Transferred Employees.

(a) On or before the tenth day prior to the Closing, Purchaser or one of the other Purchasing Parties shall offer employment commencing on the Closing Date to each person listed on Schedule 8.1(a) (each, a “Prospective Employee”), except with respect to any Prospective Employee who is an EU Transferring Employee as noted on Schedule 8.1(a). Except as otherwise set forth on Schedule 8.1(a), such offers shall provide for compensation and benefits that are substantially equivalent, taken as a whole, to those provided by Seller and its Subsidiaries. Purchaser shall provide Seller prompt notice of any such offers. Seller shall use commercially reasonable efforts to encourage each Prospective Employee to whom such an offer has been made to accept such offer of employment and to continue his or her current employment until commencing employment with Purchaser or a Purchasing Party. Any Prospective Employee who accepts such an offer of employment pursuant to the terms and conditions of such offer shall be referred to in this Agreement as a “Transferred Employee”. To the extent a Prospective Employee is an EU Transferring Employee, the provisions of Section 8.2 shall apply.

(b) The parties intend that existing contracts of employment of any of the Prospective Employees (other than EU Transferring Employees) shall not be assumed by Purchaser as a result of the Transaction, but rather that the Prospective Employees will be provided new offers of employment.

(c) Seller shall, and shall take all action necessary to cause each Prospective Employee who becomes a Transferred Employee or an EU Transferring Employee to, cease active participation under all Employee Benefit Plans and any other current or deferred compensation, incentive, fringe benefit or payroll plan, policy or program maintained by Seller or its Affiliates as of the close of the calendar month ending on or immediately after the Closing Date, or such other date as is required pursuant to the relevant Employee Benefit Plan. Seller shall be solely responsible for all obligations and liabilities for severance or termination pay, benefits or notice under any plan, program, policy or applicable law with respect to any employee of Seller or any other Selling Party (each a “Current Employee”) which accrue on or prior to the Closing Date, or such other date referred to in the immediately preceding sentence, or with respect to any Current Employee who is not a Transferred Employee or an EU Transferring Employee which accrue after the Closing Date.

(d) Seller shall retain responsibility for and continue to pay all expenses and benefits under the Employee Benefit Plans and all medical, dental, health, hospital, life insurance and disability expenses and benefits with respect to claims incurred (whether or not reported) on or prior to the Closing Date by Transferred Employees or EU Transferring Employees and their spouses and dependents, or incurred at any time by Current Employees and their spouses and dependents who are not Transferred Employees or EU Transferring Employees. For purposes of this Agreement, a claim shall be deemed to be incurred on the date that the event giving rise to such claim occurs.

(e) Purchaser agrees to assume the accured but unused vacation of each Transferred Employee and EU Transferred Employee who consents to such assignment; Seller agrees to pay to each Transferred Employee and EU Transferred Employee who does not consent to such assumption an amount equal to the value of the Employee’s accrued but unused vacation.

(f) In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and EU Transferring Employees and their respective beneficiaries and dependents, the Selling Parties and Purchaser shall cooperate, both before and after the Closing Date, and subject to applicable law, regarding the exchange information related to the Transferred Employees and EU Transferring Employees, including employment records and benefits information.

(g) Each of the Selling Parties shall, until the Closing Date:

(i) perform its obligations (including without limitation in respect of emoluments and outgoings) under the contracts of employment of such Transferred Employees and EU Transferring Employees, subject to the Selling Parties ability to so perform;

(ii) not terminate, or give notice to terminate, the contract of employment of, nor dismiss, any of the Transferred Employees or EU Transferring Employees (other than for cause) without the prior written approval of Purchaser, which approval shall not be unreasonably withheld;

(iii) pay to the Transferred Employees and EU Transferring Employees all sums to which they are legally entitled up to and including the Closing Date, except to the extent Purchaser does not approve any such payments and subject to the Selling Parties ability to so pay;

(iv) comply in all respects with Legal Requirements requiring prior notice by Seller or any Selling Party to the Transferred Employees in connection with any aspect of the Transaction (and to provide to the Purchaser such information that the Purchaser may reasonably request in writing in order to verify such compliance);

(v) not replace, deploy or assign any other person to the Business or increase the hours spent by any person on the Business such as to result in the likelihood of such person being wholly or mainly assigned to the Business within the meaning of the EU Codes;

(vi) not make, propose or permit any changes to the terms, conditions or working conditions of any EU Transferring Employees; or

(vii) introduce any new contractual or customary practice concerning the making of any lump sum payment on the termination of employment of any EU Transferring Employees.

8.2 European Union Legislation. To the extent any part of the Business to be transferred under this Agreement is situated within the territorial scope and application of the EU Codes, the following terms shall apply:

(a) Purchaser shall comply and procure compliance with its obligations as a transferee under the EU Codes in respect of the compulsory transfer of Prospective Employees (each an “EU Transferring Employee”) from Selling Parties to Purchasing Parties including, without limitation, the terms and conditions on which EU Transferring Employees are engaged by Purchasing Parties after the Closing Date, to inform and consult (whether prior to or following Closing) with EU Transferring Employees, their representatives or any employees of Purchasing Parties in respect of the transfer of the Business under this Agreement including, without limitation, any requirement to provide information to Selling Parties in connection with measures to be taken by Purchasing Parties in respect of EU Transferring Employees after the Closing Date.

(b) Seller shall comply and procure compliance with its obligations as a transferor under the EU Codes in respect of any requirement of Selling Parties to inform and consult (whether prior to or following Closing) with EU Transferring Employees, their representatives or any employees of the Selling Parties in respect of the transfer of the Business under this Agreement. Seller shall also use its best efforts to cause the EU Transferring Employees to consent to employment with the Purchasing Parties.

(c) Seller warrants that it has fully and accurately disclosed to the best of its knowledge and belief to Purchaser the employee liability information which for the purposes of this Agreement means the following in respect of each EU Transferring Employee: the identity, age, job title, job description, start date, details of all amounts payable and benefits provided to, all terms and conditions of employment or engagement (whether contractual or otherwise), information of any claim, threatened claim or reasonable grounds to believe that such EU Transferring Employee may bring a claim; any information of any applicable collective agreement, details of all arrangements with any trade union, employee representative body or works council, details of all strikes or industrial action (whether actual or threatened), details of any long-term absence and the reason for it. Subject to applicable law, Seller shall provide the following information in respect of each EU Transferring Employee to Purchaser at least fourteen days prior to the Closing Date: sex, date of birth, performance evaluations, information of any disciplinary or grievance taken by or in respect of such EU Transferring Employee within the last 2 years, and all policies and procedures relating to their employment.

(d) Where by reason of the EU Codes an EU Transferring Employee after the Closing Date is employed by a Purchasing Party on terms and conditions less favorable than those which would have been offered to a Prospective Employee pursuant to Section 7.1(b) had such Transferred Employee not been an EU Transferring Employee, the employing Purchasing Party shall offer to such EU Transferring Employee terms of employment in accordance with Section 8.1(b).

8.3 No Employment Guaranteed. Nothing in this Agreement shall restrict Purchaser or any other Purchasing Party from terminating or modifying the conditions or benefits of the employment of any Transferred Employee at any time with or without cause.

8.4 Contractor Agreements. Seller shall use commercially reasonable efforts to encourage each independent contractor to whom an offer has been made to enter into a Contractor Agreement, and to continue his or her current contracting arrangement with Seller or a Selling Party until commencing a contracting arrangement with Purchaser or a Purchasing Party.

8.5 No Benefit to Employees Intended. This Article 8 is not intended to, and does not, create any rights or obligations to or for the benefit of any Person other than the Purchasing Parties and the Selling Parties, and in particular creates no rights or obligations to or for the benefit of any Current Employee, Transferred Employee or EU Transferring Employee. Any rights or benefits to be obtained by any Current Employee, Transferred Employee or EU Transferring Employee referred to in this Article 8 or otherwise shall be granted directly by the obligor with respect thereto.

ARTICLE 9

CONDITIONS TO CLOSING

9.1 Conditions to Purchaser’s Obligation to Close.  The obligations of Purchaser to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Selling Parties in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing (or, to the extent such representations and warranties speak as of a specific date or time, they shall be true in all respects as of such date or time), except as otherwise contemplated by this Agreement and except for such inaccuracies under such representations and warranties which, taken together in their entirety, would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, and (ii) as of the Closing the Selling Parties shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by any of the Selling Parties on or prior to the Closing;

(b) Material Adverse Changes. There shall not have occurred since the date of this Agreement any change, event or effect that has had a Seller Material Adverse Effect.

(c) Documents. Seller shall have delivered to Purchaser all of the documents and agreements set forth in Section 3.2;

(d) Consents. Seller shall have delivered to Purchaser all Required Consents set forth on Schedule 9.1(d) and other consents required (i) for the transfer of the other Purchased Assets; (ii) for the consummation of the Transaction; or (iii) to prevent a breach or termination of any Seller Contract set forth on Schedule 9.1(d), including, without limitation, the receipt by Seller of Bitfone Corporation’s consent to the assignment of the License Agreement by and between Seller and Bitfone Corporation on terms satisfactory to Purchaser, such approval not to be unreasonably withheld;

(e) Board of Directors Approvals. This Agreement, the Related Agreements and the Transaction shall have been duly approved by the board of directors of Seller;

(f) Customer Agreement Seller shall have entered into an agreement with the customer identified on Schedule 9.1(f), which agreement shall have been approved by Purchaser prior to execution by Seller, such approval not to be reasonably withheld;

(g) Financial Statements. Seller shall have delivered to Purchaser audited financial statements as of and for the year ended December 31, 2006;

(h) Legal Proceedings. Seller shall have settled all Legal Proceedings pending as of the date of this Agreement against Seller or any Insignia Subsidiary; all Legal Proceedings threatened against Seller or any Insignia Subsidiary, if the Legal Proceeding could reasonably represent a liability on the part of the Purchaser following the Closing, shall have been resolved;

(i) U.K. Employees. As of the Closing Seller shall have no U.K employees; and

(j) Prospective Employees and Contractors. Not less than 80% of the individuals listed on Schedule 9.1(j) shall have entered into an offer letter providing for them to become Transferred Employees, which letter shall not have been rescinded or rendered unenforceable prior to Closing; provided that if any such individual shall not have received an offer letter from Purchaser on terms consistent with Section 8.1(a), not later than the date ten days before each of the conditions set forth in clauses (a)-(i) of this Section 9.1 shall have been satisfied or waived by Purchaser, then such individual shall be deemed not to be listed on Schedule 9.1(j). Purchaser agrees to provide offer letters or contractor agreements, as the case may be, to the individuals listed on Schedule 9.1(j) no less than ten (10) days prior to the Closing Date.

9.2 Conditions to Seller’s Obligation to Close. The obligations of the Selling Parties to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser in this Agreement shall be true and correct in all respects as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except as otherwise contemplated by this Agreement and except for such inaccuracies under such representations and warranties which, taken together in their entirety, would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect, and (ii) Purchaser shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by Purchaser as of the Closing Date; and

(b) Deliveries. Purchaser shall have delivered to Seller all of the documents and agreements set forth in Section 3.3.

9.3 No Legal Impediments to Closing. The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by Purchaser or Seller, as applicable, in writing:

(a) There shall not be in effect any Order issued by any Governmental Entity preventing the consummation of the Transaction, seeking any Damages as a result of the Transaction, or otherwise affecting the right or ability of Purchaser to own, operate or control the Business or the Purchased Assets, nor shall any Proceeding be pending that seeks any of the foregoing.

(b) There shall not be any Legal Requirement prohibiting Seller from selling or Purchaser from owning, operating or controlling the Business or the Purchased Assets or that makes this Agreement or the consummation of the Transaction illegal.

ARTICLE 10

TAX MATTERS

10.1 Tax Matters

(a) Notwithstanding any Legal Requirements to the contrary, the Selling Parties shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, however, that, if required by any Legal Requirement, Purchaser will join in the execution of any such Tax Returns and other documentation. To the extent practicable, the Selling Parties shall deliver and the Purchasing Parties shall accept all of the Purchased Assets through electronic delivery or in another manner agreed upon by the parties hereto.

(b) The Selling Parties shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Pre-Closing Tax Period (other than any Taxes included in the Assumed Liabilities).

(c) All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets or the Business for a Taxable period which includes (but does not end on) the Closing Date shall be apportioned between Purchaser and the Selling Parties based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date.

(d) On or before the Closing Date, Insignia Solutions, Inc. shall furnish to Purchaser Tax clearance certificates releasing Purchaser from liability with respect to any California sales and use Tax or California employment Tax liability of Insignia Solutions, Inc.

ARTICLE 11

TERMINATION

11.1 Circumstances for Termination.

At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination:

(a) by the mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller, if (i) the non-terminating party is in material breach of any material provision of this Agreement and such breach shall not have been cured within ten (10)days of receipt by such party of written notice from the terminating party of such breach and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement; and

(c) by either Seller or Purchaser, if (i) the Closing has not occurred on or prior to May 31, 2007 for any reason and (ii) the party seeking to terminate this Agreement hereunder has not caused such failure to close.

11.2 Effect of Termination. Subject to Section 11.1(c), if this Agreement is terminated in accordance with Section 11.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article 11 (Termination) and Sections 13.1 (Expenses), 13.6 (Governing Law) and 13.7 (Jurisdiction; Waiver of Jury Trial); provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE 12

INDEMNIFICATION

12.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Selling Parties set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of a Selling Party pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any Purchasing Party and the shall terminate at 5:00 P.M. Pacific time on the 12-month anniversary of the Closing Date (the “Survival Period”), except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to Seller prior to such termination.

(b) The representations and warranties of the Purchasing Parties set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Purchaser pursuant to or in connection with this Agreement shall terminate on the Closing Date.

(c) The respective covenants, agreements and obligations of the Selling Parties and the Purchasing Parties set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing Date without limitation.

12.2 Indemnification. As an integral term of the Transaction, the Selling Parties shall indemnify, defend and hold harmless the Purchasing Parties and each of their officers, directors, employees, members, agents and Affiliates (the “Indemnified Parties”) against any and all claims, losses, liabilities, damages, diminution in value, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (collectively “Losses”) incurred or suffered by any such Indemnified Party directly or indirectly as a result of, with respect to or in connection with:

(a) the failure of any representation or warranty of any Selling Party set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (disregarding for purposes of this Section 12.2 any “materiality”, “in all material respects”, “Seller Material Adverse Effect”, “Knowledge” or similar qualification contained therein or with respect thereto for purposes of calculating the amount of Losses);

(b) any failure by any Selling Party to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement;

(c) any claims by any current or former holder of Seller Shares, Seller Options, Seller Warrants or Subsidiary Securities relating to or arising out of the Transaction, this Agreement, the Related Agreements, or any Person’s status as an equity holder or ownership of equity interests in any Selling Party at any time on or prior to the date of this Agreement, including the allocation of the Purchase Price, whether for breach of fiduciary duty or otherwise, or any claims by any current or former officer, director or shareholder to indemnification by Seller, any Selling Party or any Purchasing Party with respect to any such claims;

(d) regardless of any disclosure on the Seller Disclosure Schedule, any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by Seller on or prior to the Closing Date or otherwise required to be paid by Seller or any Selling Party pursuant to Seller Contracts entered into on or prior to the Closing Date;

(e) any action, suit or proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this Article 12 in connection with any actual breach, failure, liability or matter of the type referred to in clauses (a) through (i) of this Section 12.2;

(f) any claim made by an EU Transferring Employee which relates to his employment or termination by the Seller prior to Closing (other than with respect to any Assumed Liability);

(g) anything done or omitted to be done on or before Closing by the Seller in respect of the employment of any person employed or engaged by the Seller on or before Closing which by virtue of the EU Codes is deemed or will be deemed to have been done or to have been omitted to be done by the Purchasing Parties (other than with respect to any Assumed Liability);

(h) anything done or omitted to be done by the Seller by way of consultation with, or the provision of information to, any persons employed by the Seller on or prior to Closing, or any trade union or appropriate representatives of any such persons, by which any Purchasing Party may incur pursuant to the EU Codes; or

(i) any Liability for Taxes attributable to or imposed upon any Selling Party or Affiliate for any Tax period, or attributable to or imposed upon the Purchased Assets or the Business for the Pre-Closing Tax Period, including any Transfer Taxes (other than with respect to any Assumed Liabilities).

12.3 Limitations.

(a) No claims shall be made by any Indemnified Party for indemnification pursuant to Section 12.2(a), other than a claim arising from any breach or inaccuracy of any of the Fundamental Representations, unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to Section 12.2(a) exceed $50,000 (the “Threshold Amount”), at which time the Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within the Threshold Amount). Notwithstanding the preceding sentence, claims arising from any breach or inaccuracy of any of the Fundamental Representations may be made without regard to the Threshold Amount.

(b) In no event shall the liability of Seller with respect to the matters set forth in Section 12.2, other than any claim arising from any breach or inaccuracy of any of the Fundamental Representations, exceed $5,000,000.

(c) The limitations set forth in this Section 12.3 shall not apply with respect to (i) fraud, intentional misrepresentation or willful breach or misconduct, (ii) any breach of which Seller or any Selling Party had Knowledge on or prior to the Closing Date, or (iii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(d) The representations, warranties, covenants and obligations of the Selling Parties, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Purchaser or any other Purchasing Party or any agent of Purchaser or any other Purchasing Party with respect to, or any knowledge acquired (or capable of being acquired) by Purchaser or other Purchasing Party or any agent of any Purchasing Party at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The wavier by Purchaser of any of the conditions set forth in Article 9 will not affect or limit the provisions of this Article 12.

12.4 Procedure for Claims Against Holdback Amount.

(a) Claims. The Holdback Amount shall be available as a non-exclusive resource to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Section 12.2 (the “Seller Indemnification Obligations”). Promptly after becoming aware of any Losses for which they are entitled to be indemnified pursuant to Section 12.2 (but in no event later than the Holdback Due Date), the Purchaser shall deliver to Seller a certificate signed by any appropriately authorized officer of Purchaser (a “Holdback Certificate”) (i) stating the aggregate amount of Losses or an estimate thereof, in each case to the extent known or determinable at such time, and (ii) specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related; provided, however, that no delay on the part of the Purchaser in notifying Seller shall relieve Seller of any liability or obligations hereunder, except to the extent that the Seller has been materially prejudiced thereby, and then only to such extent. In the absence of any objections to such Holdback Certificate as provided in Section 12.4(b) by the date set forth in Section 12.4(b), Purchaser shall, subject to the other provisions of this Agreement, be entitled to reduce the Holdback Amount by the amount of such Losses in satisfaction of the Seller Indemnification Obligations.

(b) Objection to Holdback Certificate.

(i) Seller shall have thirty (30) days after delivery to it of a Holdback Certificate to deliver to Purchaser a written response to such Holdback Certificate (a “Holdback Response”). If after such thirty (30) day period Seller has not delivered a Holdback Response to Purchaser or it has delivered a Holdback Response which does not dispute any portion of the Holdback Certificate, the reduction of the Holdback Amount specified in the Holdback Certificate shall become final. If the Holdback Response disputes any claims contained in the Holdback Certificate, Seller and Purchaser shall attempt in good faith for an additional thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Purchaser should so agree, a certificate setting forth such agreement shall be prepared and signed by both parties and Purchaser shall promptly pay over to Seller any portion of the Holdback Amount that it has agreed to pay.

(ii) If no such agreement can be reached after good faith negotiations, either Purchaser or Seller may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Purchaser (on the one hand) and Seller (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in the Holdback Certificate shall be binding and conclusive upon the parties to this Agreement.

(iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the commercial rules then in effect of the American Arbitration Association. Any arbitration shall be held in County of Los Angeles, California. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration (as determined by the arbitrator).

(c) Third-Party Claims. Promptly after the assertion by any third party of any claim against any Indemnified Party (a “Third-Party Claim”) that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to Seller a written notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying Seller shall relieve Seller of any liability or obligations hereunder, except to the extent that the Seller has been materially prejudiced thereby, and then only to such extent. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any such Third-Party Claim; provided, however, that the parties shall reasonably cooperate with each other in the choice of counsel to defend the Indemnified Party for claims for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, and in the conduct of the defense of any such Third Party Claim. If any such action or claim is settled with the prior written consent of the Seller, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

12.5 Purchase Price Adjustment. Seller and Purchaser agree to treat each indemnification payment pursuant to this Article 12 as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by any applicable Legal Requirement or pursuant to a “determination” within the meaning of Section 1313(a) of the Code or an analogous provision of state, local or foreign law.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 Expenses. Except as expressly provided elsewhere in this Agreement, whether or not the Transaction is consummated, each party shall pay it own costs and expenses in connection with this Agreement and the Transaction, including without limitation the fees and expenses of its advisers, accountants and legal counsel.

13.2 Interpretation. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to”.

13.3 Entire Agreement. Except for the Confidentiality Agreement, which shall survive the execution of this Agreement in accordance with its terms, this Agreement, including the other documents and agreements specifically referred to herein, constitutes the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter. There are now no agreements, representations or warranties between or among the parties other than those set forth in the Agreement or the documents and agreements contemplated in this Agreement except as set forth in the Confidentiality Agreement.

13.4 Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement signed by the parties. Any party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

13.5 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that no party hereto may assign any right or obligation hereunder without the prior written consent of all other parties hereto.

13.6 Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of California, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

13.7 Jurisdiction; Waiver of Jury Trial.

(a) Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or related hereto may be brought in the courts of the State of California or in the United States District Court for the Southern District of California, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of California for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement agree that service of any process, summons, notice or document by U.S. mail to such party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in California with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 13.7(a).

(b) Each of the parties hereto hereby irrevocably waives its right to a jury trial in connection with any action, proceeding or claim arising out of or relating to this Agreement or any transaction contemplated hereby.

13.8 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

13.9 Additional Documents. Each of the parties agree to execute and deliver such other documents and take such further action as may be reasonably required to effectuate the provisions of this Agreement.

13.10 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13.11 Exhibits. All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

13.12 Notices.  Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail. A notice of change of address or facsimile number shall be effective only when done in accordance with this Section 13.12.

To any of the
Purchasing Parties at:	Smith Micro Software Inc.
51 Columbia
Aliso Viejo, CA 92656
Facsimile: (949) 389-1738
Attention: William W. Smith, Jr.

With copies to:	Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, CA 90013
Facsimile: 213-892-5454
Attention: Allen Z. Sussman, Esq.
To any of the
Selling Parties at:	c/o Insignia Solutions, Inc.
51 East Campbell Avenue, Suite 130
Campbell, California 95008

Facsimile: 408-874-2602
Attention: Mark McMillan

With copies to:	Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Facsimile: 415-281-1350
Attention: David K. Michaels, Esq.

13.13 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement. A party who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

13.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

	“Purchaser” SMITH MICRO SOFTWARE INC.		“Seller” INSIGNIA SOLUTIONS PLC
By:	/s/ William W. Smith, Jr.	By:	/s/ Mark McMillan
	Name: William W. Smith, Jr. Title: President and Chief Executive Officer		Name: Mark McMillan Title: Chief Executive Officer

	IS ACQUISITION SUB, INC.		INSIGNIA SOLUTIONS INC
By:	/s/ William W. Smith, Jr.	By:	/s/ Mark McMillan
	Name: William W. Smith, Jr. Title: President and Chief Executive Officer		Name: Mark McMillan Title: Chief Executive Officer

INSIGNIA SOLUTIONS AB

By:	/s/ Mark McMillan
Name: Mark McMillan Title: Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

“Affiliate” shall mean (i) any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or ten percent (10%) or greater shareholder of a party, or (ii) any corporation, partnership, trust or other entity in which a party or any such family member has a ten percent (10%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

“Agreement” shall have the meaning specified in the Preamble.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Acquisition Sub” shall have the meaning specified in the Preamble.

“Assignment and Assumption Agreement” shall have the meaning specified in Section 3.2(b).

“Assumed Liabilities” shall have the meaning specified in Section 1.3.

“Balance Sheet Date” shall have the meaning specified in Section 4.5(d).

“Books and Records” shall have the meaning specified in Section 1.1(n).

“Business” shall have the meaning set forth in the first Recital.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Code” shall mean The Internal Revenue Code of 1986, as amended.

“Co-Employer” shall mean any Person that is or was considered to be a co-employer with Seller or any Insignia Subsidiary.

“Competing Party” shall have the meaning specified in Section 6.2.

“Competing Transaction” shall have the meaning specified in Section 6.2.

“Competitive Activity” shall have the meaning specified in Section 7.7(a).

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement between Purchaser and Seller, dated November 13, 2006.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” shall mean any written agreement, contract, obligation, promise, understanding, arrangement, commitment or undertaking of any nature.

“Copyrights” shall mean all copyrightable works and all copyrights and applications, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof (including all material unregistered copyrights).

“Current Employee” shall have the meaning specified in Section 8.1(c).

“Damages” shall mean and include any loss, damage, injury, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee or expense of any nature.

“Deposits and Advances” shall have the meaning specified in Section 1.1(i).

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current employee, officer or director of Seller or any of the Insignia Subsidiaries.

“Employee Benefit Plan” shall mean all written and unwritten plans, arrangements, programs or policies, whether funded or unfunded, relating to Transferred Employees including (i) retirement, savings or pension plans, (ii) other employee benefit plans or welfare arrangements, including health and medical arrangement, life, disability or severance and indemnity programs and (iii) bonus or other incentive, remuneration, profit sharing, long service or deferred compensation arrangement.

“Employment Agreements” shall have the meaning specified in Section 3.2(e).

“Encumbrance” shall mean any lien (including Liens for Taxes), pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company or similar entity or organization (including any limited liability company or joint stock company or foreign entity).

“Environmental Claim” shall mean any claim, action, investigation or notice against or involving Seller or any of its Affiliates or for which Seller or any of its Affiliates is responsible by any person or entity alleging liability under or a violation of any Environmental or Safety Law or liability or for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to the presence or release into the environment of any Materials of Environmental Concern at any location.

“Environmental and Safety Laws” shall mean all statutes, laws and regulations of any Governmental Entity relating to pollution or protection or preservation of human health or safety or the environment, including, without limitation, statutes, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, radioactive materials, toxic or hazardous substances or hazardous waste, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials (“Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with Seller or any of the Insignia Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“EU Codes” shall mean EU Council Directive 2001/23/EC or any regulation, law or code enacted by any EU Member State to implement such directive.

“EU Transferring Employee” shall have the meaning specified in Section 8.2(a).

“Exchange Act” shall have the meaning specified in Section 4.5(a).

“Excluded Assets” shall have the meaning specified in Section 1.2.

“Excluded Liabilities” shall have the meaning specified in Section 1.4.

“Fundamental Representations” shall mean the representations and warranties of the Selling Parties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.21 and 4.25.

“GAAP” shall have the meaning specified in Section 4.5(c).

“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” shall have the meaning specified in Section 4.2(b).

“Hazardous Material” shall have the meaning specified in Section 4.21(a).

“Hazardous Materials Activities” shall have the meaning specified in Section 4.21(b).

“Holdback Amount” shall have the meaning specified in Section 2.1(c).

“Holdback Certificate” shall have the meaning specified in Section 12.4(a).

“Holdback Due Date” shall have the meaning specified in Section 2.2.

“Holdback Response” shall have the meaning specified in Section 12.4(b).

“Indemnified Party” or “Indemnified Parties” shall have the meaning specified in Section 12.2.

“Insignia Subsidiaries” shall have the meaning specified in Section 4.3.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers (including, without limitation, “insignia.com”); and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Trademarks, (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, (iii) all other proprietary rights, and (iv) all copies and tangible embodiments of the foregoing (in whatever form or medium), (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (ix) all Web addresses, sites and domain names and numbers (including, without limitation, “insignia.com”); and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” shall have the meaning specified in Section 1.1(b).

“IP Assignment” shall have the meaning specified in Section 3.2(c).

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean each of Mark McMillan, George Monk, Nicholas, Viscount Bearsted and Anders Furehed.

“Knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean the actual knowledge of any officer of the Seller or any of the Insignia Subsidiaries or any Key Employee, and such knowledge as would be reasonably expected to be known by such individuals in the ordinary and usual course of the performance of their professional responsibilities to the Seller and any of the Insignia Subsidiaries.

“Law” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Leased Real Property” shall have the meaning specified in Section 1.1(f).

“Legal Requirement” shall mean any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” shall mean any lien (including liens for Taxes), pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance of any nature whatsoever.

“Losses” or “Loss” shall have the meaning specified in Section 12.2.

“Machinery and Equipment” shall have the meaning specified in Section 1.1(c).

“Materials of Environmental Concern” is defined under “Environmental and Safety Laws” in this Exhibit A.

“Non-Assignable Asset” shall have the meaning specified in Section 1.5(a).

“Noncompetition Period” shall have the meaning specified in Section 7.7(a).

“Nonstatutory Option” shall mean any Seller Option (or portion thereof) that is not an incentive stock option within the meaning of Section 422 of the Code.

“Offer Letter” shall have the meaning specified in Section 3.2(e).

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (b) Contract with any Governmental Entity that is or has been entered into in connection with any Proceeding.

“Owned and Leased Vehicles” shall have the meaning specified in Section 1.1(d).

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, revisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the Business or any Purchased Assets.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Personal Property” shall have the meaning specified in Section 1.1(e).

“Personal Property Leases” shall have the meaning specified in Section 1.1(g).

“Pre-Closing Tax Period” shall include any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Entity or any arbitrator or arbitration panel.

“Prospective Employee” shall have the meaning specified in Section 8.1(a).

“PTO” shall mean the United States Patent and Trademark Office.

“Publicly Available Software” shall mean each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge.

“Purchase Price” shall have the meaning specified in Section 2.1.

“Purchased Assets” shall have the meaning specified in Section 1.1.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Material Adverse Effect” shall have the meaning specified in Section 5.1.

“Purchasing Parties” shall have the meaning specified in the Preamble.

“Real Property Leases” shall have the meaning specified in Section 1.1(f).

“Rebates and Credits” shall have the meaning specified in Section 1.1(j).

“Receivables” shall have the meaning specified in Section 1.1(a).

“Related Agreements” shall have the meaning specified in Section 4.2(a).

“Representatives” shall mean officers, directors, employees, holders, attorneys, accountants, advisors and representatives. All Affiliates of a Selling Party shall be deemed to be “Representatives” of such Selling Party.

“Required Consent” shall have the meaning specified in Section 1.5(a).

“SEC” shall have the meaning specified in Section 4.5(a).

“Securities Act” shall have the meaning specified in Section 4.5(a).

“Seller” shall have the meaning specified in the Preamble.

“Seller Authorizations” shall have the meaning specified in Section 4.31.

“Seller Balance Sheet” shall have the meaning specified in Section 4.5(d).

“Seller Benefit Plans” shall have the meaning specified in Section 4.10(a).

“Seller Contracts” shall have the meaning specified in Section 1.1(k).

“Seller Customer Information” shall have the meaning specified in Section 4.29.

“Seller Disclosure Schedule” shall have the meaning specified in Article 4.

“Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller or any Insignia Subsidiary or ERISA Affiliate for the benefit of any current or former Employee, or pursuant to which Seller or any of the Insignia Subsidiaries has or may have any material liability contingent or otherwise.

“Seller Financial Statements” shall have the meaning specified in Section 4.5(d).

“Seller Indemnification Obligations” shall have the meaning specified in Section 12.4(a).

“Seller Intellectual Property” shall mean any Intellectual Property that has been used, is used, or is held for use in the business of Seller or any Insignia Subsidiary as previously conducted, as currently conducted or as currently proposed to be conducted.

“Seller Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, condition (financial or other), or results of operations of Seller or the Insignia Subsidiaries taken as a whole or (b) the ability of Seller or the Insignia Subsidiaries to perform their respective obligations pursuant to this Agreement and the Related Agreements and to consummate the Transaction in a timely manner, provided that none of the following shall be deemed to constitute a Seller Material Adverse Effect: (i) any event, change or development that results from changes or conditions affecting the industry in which Seller operates generally or the economy in the United States or any foreign markets where any of the Selling Parties has material operations or sales generally, provided such changes or conditions do not have a materially disproportionate or unique effect on the Selling Parties, or (ii) any event, change, development or state of facts arising from or attributable to the announcement of this Agreement or the pendency of the Transaction.

“Seller Option Plans” shall mean Seller’s 1995 Incentive Stock Option Plan, 1986 Executive Share Option Scheme and UK Employee Share Option Scheme 1996.

“Seller Options” shall mean options to purchase Seller Shares, including all options outstanding under the Seller Option Plans.

“Seller Ordinary Shares” shall mean Seller’s capital stock.

“Seller Organizational Documents” shall have the meaning specified in Section 4.1.

“Seller Patents” shall have the meaning specified in Section 4.12(b).

“Seller Products” shall have the meaning specified in Section 4.13(a).

“Seller Real Property” shall have the meaning specified in Section 4.10(a).

“Seller Registered Intellectual Property” shall mean all United States, international and foreign: (i) granted Patents and applications therefor; (ii) registered Trademarks and applications to register Trademarks, including intent-to-use applications, Trademark renewals, or other registrations or applications related to Trademarks; (iii) Copyright registrations, applications to register Copyrights, and Copyright renewals; any (iv) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Seller SEC Documents” shall have the meaning specified in Section 4.5(a).

“Seller Shares” shall have the meaning specified in Section 4.4(d).

“Seller Warrants” shall have the meaning specified in Section 4.4(c).

“Selling Party” and “Selling Parties” shall have the meaning specified in the Preamble.

“Services” shall have the meaning specified in Section 4.13(b).

“Shareholder” or “Shareholders” shall mean the holder(s) of the Seller Shares.

“SOX” shall have the meaning specified in Section 4.5(a).

“Standard Support Agreement” shall have the meaning specified in Section 4.12(q).

“Subsidiary Securities” shall have the meaning specified in Section 4.4(a).

“Support Agreements” shall have the meaning specified in Section 4.12(q).

“Survival Period” shall have the meaning specified in Section 12.1(a).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any federal, state, local or foreign income, alternative or add-on minimum income, ad valorem, business license, documentary, employment, environmental, excise, franchise, gains, gross income, gross receipts, license, occupation, payroll, personal property, premium, profits, property transfer, real property, recording, sales, services, severance, social security, stamp, transfer, unemployment insurance, use, value added, windfall profit or withholding tax, custom, duty, levy or other governmental assessment, charge or fee in the nature of a tax (whether payable directly or by withholding); (b) any liability for Taxes as a transferee; (c) any liability for Taxes as a result of being or having been a member of an affiliated, consolidated, combined or unitary group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement; and (d) any estimated Tax, interest, fines, penalties or additions to Tax with respect to amounts referred to in clauses (a), (b) or (c) hereof.

“Tax Authority” means any Governmental Entity responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Third-Party Claim” shall have the meaning specified in Section 12.4(c).

“Threshold Amount” shall have the meaning specified in Section 12.3(a).

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide any Selling Party with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, research data and results, flowcharts, diagrams, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture, processing techniques, data processing software, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all claims and rights related thereto.

“Trademarks” shall mean any and all trademarks, service marks, trade dress, logos, slogans, trade names, all material unregistered trademarks, together with all adaptations, derivations and combinations thereof, and all goodwill associated with any of the foregoing throughout the world, but excluding all rights, title and interests in Seller’s corporate name, corporate service mark or corporate logo.

“Transaction” shall mean all transactions contemplated by this Agreement and the Related Agreements.

“Transaction Documents” shall have the meaning specified in Section 4.2(a).

“Transaction Expenses” shall mean all fees and expenses incurred by Seller or any Insignia Subsidiary in connection with the Transaction, including all “change of control,” severance, or similar payments and all legal, accounting, investment banking, Tax and financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or the assumption of the Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

“Transferred Employees” shall have the meaning specified in Section 8.1(a).

“Transition Services Agreement” shall have the meaning specified in Section 3.2(d).